Exhibit 99.1

KEMMERER COAL MINE ASSETS

PURCHASE AND SALE AGREEMENT

between

CHEVRON MINING INC.

and

WESTMORELAND KEMMERER, INC.

December 23, 2011

Page

SCHEDULES

Schedule 1	Owned Real Property
Schedule 2	Applicable Contracts
Part A - Leased Real Property
Part B - Real Property Contracts
Part C - Other Contracts
Schedule 3	Offsite Fixed Assets
Schedule 4	Applicable Permits
Schedule 5	Registered Intellectual Property
Schedule 6	Transferred Working Capital
Part A – Stockpiled Coal
Part B – Uncovered Coal
Part C – Materials & Supplies
Schedule 7	Specifically Excluded Items
Part A - Excluded Information Technology
Part B – Excluded Intellectual Property
Part C - Other Excluded Items
Schedule 8	Seller Bonds and Other Security
Schedule 9	Employees
Schedule 10	Pending Third Party Actions
Schedule 11	Allocation of Purchase Price

EXHIBITS

Exhibit A	Pro Forma Statement of Transferred Working Capital
Exhibit B	Conveyancing Instruments for Owned Real Property
Exhibit C	Conveyancing Instruments for Leased Real Property and Real Property Contracts
Exhibit D	Assignment and Assumption Agreements for Other Contracts
Exhibit E	Bills of Sale for Personal Property
Exhibit F	Affidavit of Seller’s Non-Foreign Status
Exhibit G	Transition Services Agreement
Exhibit H	Seller Parent Guaranty
Exhibit I	Buyer Parent Guaranty

v

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), entered into on December 23, 2011 (the “Execution Date”) between CHEVRON MINING INC., a Missouri corporation (“Seller”), and WESTMORELAND KEMMERER, INC., a Delaware corporation (“Buyer”),

W I T N E S S E T H:

WHEREAS Seller owns and operates a surface coal mine and associated processing facilities known as the Kemmerer Mine near Kemmerer, Wyoming (the “Facilities”), and owns other related real and personal property assets defined below;

WHEREAS Seller desires to sell and Buyer desires to purchase such Facilities and such other related assets on the terms and subject to the conditions set forth in this Agreement:

NOW, THEREFORE, in consideration of the mutual promises set forth in this Agreement, Seller and Buyer hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1       Defined Terms.  As used in this Agreement, the following capitalized terms shall have the respective meanings set forth below or in the respective referenced Sections.

Actual Transferred Working Capital.  See Section 4.4(b).

Adjusted Consideration.  See Section 4.4(b).

Adjustment Amount.  See Section 4.4(b).

Affected Employees.  See Section 11.1(d).

Affiliate.  With respect to a given Person, any other Person directly or indirectly controlling, controlled by or under common control with the given Person, including, without limitation, managers, directors, officers, members or shareholders of such Person.  For purposes of this definition “control” means either ownership of fifty percent (50%) or more of the voting securities or equivalent voting rights of a Person or the right to appoint fifty percent (50%) or more of the board of directors or similar management body of such Person.

Agreement.  See Preamble.

Ancillary Agreements.  The Conveyancing Instruments, the Transition Services Agreement, the Buyer Parent Guaranty, the Seller Parent Guaranty and each of the certificates and other instruments required to be delivered by a Party pursuant to the terms hereof.

Antitrust Laws.  See Section 8.6(e).

Antitrust Orders.  See Section 8.6(e).

Applicable Contracts.  See Section 2.1(c).

Applicable Permits.  See Section 2.1(e).

ARO Amount. Thirty Three Million Five Hundred Thousand Dollars ($33,500,000).

Assumed Losses.  See Section 2.4.

Black Lung Amount.  Two Million Five Hundred Thousand Dollars ($2,500,000).

Business Day.  Any day other than a Saturday, a Sunday or any other day on which federal banking institutions in the United States of America conducting business in the State of California are required or authorized by Law to suspend such business.

Buyer.  See Preamble.

Buyer Indemnified Parties.  See Section 3.1(a).

Buyer Parent.  See Section 9.6.

Buyer Parent Guaranty.  See Section 9.6.

Buyer’s Closing Certificate.  See Section 6.1(b).

Buyer’s Health Plans.  See Section 11.6(a).

Buyer’s Non-Represented Defined Contribution Plan.  See Section 11.3(b).

Buyer’s Represented Pension Plan.  See Section 11.2(d).

Buyer’s Severance Program.  See Section 11.4(b).

Buyer’s Vacation Policy.  See Section 11.5(b).

Cap Amount.  See Section 3.1(a).

Cause.  See Section 11.1(g).

Chevron Policies.  See Section 9.1(a).

Closing.  See Section 5.1.

Closing Date.  See Section 5.2.

Coal Supply Agreements.  See Section 7.1(t)(i)(I).

Code. The Internal Revenue Code of 1986, as amended.

Confidentiality Agreement. The Non-Disclosure Agreement dated November 23, 2010 between Seller and Buyer Parent, and any related confidentiality agreements executed by Buyer’s Affiliates, employees or representatives.

Consideration. See Section 4.2.

Controlled Group.  “Controlled group of corporations,” as defined in Code Section 1563(a), without giving effect to Code Sections 1563(a)(4) and 1563(e)(3)(C).

Conveyancing Instruments.  See Section 5.3.

Covered Expenses.  See Section 11.6(a).

Debt Financing.  See Section 5.6(d).

Default Interest Rate.  An interest rate per annum equal to the lesser of (i) the Prime Rate plus four percent (4%) or (ii) the highest rate permitted by applicable Laws.

Deferred Contract.  See Section 8.5(b).

Deposit.  See Section 4.1.

Disclosure Letter.  The letter from Seller to Buyer setting forth the disclosures referenced in Article 7 of this Agreement.

Disputes.  See Section 12.6(a).

Dollars or $.  United States of America dollars.

Employee Benefit Plan.  Any “employee benefit plan” (i) as such term is defined in ERISA Section 3(3), (ii) any other material employee benefit plan, program or arrangement, including, without limitation, any such plan, program or arrangement providing severance pay, sick leave, vacation pay, salary continuation for disability, retirement benefits, deferred compensation, bonus pay, incentive pay, stock options, equity participation, hospitalization insurance, medical insurance, life insurance, scholarships or tuition reimbursements, and (iii) any “nonqualified deferred compensation plan” as such term is defined in Code Section 409A(d)(1).

Entitlement Days.  See Section 11.10(b).

Environmental Law.  Any Laws relating to the environment, natural resources, or  human health and safety applicable to the Transferred Properties including, but not limited to: the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA); the Hazardous Materials Transportation Act (HMTA) as amended by the Hazardous Materials Transportation Uniform Safety Act; the Solid Waste Disposal Act (SWDA), as amended by the Resource Conservation and Recovery Act (RCRA); the Atomic Energy Act (AEA); the Surface Mining Control and Reclamation Act (SMCRA); the Federal Water Pollution Control Act (CWA); the Safe Drinking Water Act (SDWA); the Clean Air Act (CAA); the Toxic Substances Control Act (TSCA); the Federal Insecticide, Fungicide, and Rodenticide Act (FIFRA); the

Occupational Safety and Health Act (OSHAct); the Mine Safety and Health Act of 1977 (MSHAct), as amended by the Mine Improvement and New Emergency Response Act of 2006 (MINER Act); the Historical Preservation Act (HPA); the Pollution Prevention Act (PPA); the Low-Level Radioactive Waste Policy Amendments Act of 1985; the Nuclear Waste Policy Act (NWPA); the Endangered Species Act (ESA); the National Environmental Policy Act (NEPA); the Federal Land Policy Management Act (FLPMA); and the Emergency Planning and Community Right-to-Know Act (EPCRA), each as amended; as well as all analogous state, federal, and local Laws.

Environmental Losses.  Losses relating to any applicable Environmental Law, including Losses relating to the presence, release, emission, discharge or threatened discharge of Hazardous Materials in or into the air, surface water, ground water, soil, sediment land surface, subsurface strata or soil vapor, including Losses incurred in investigating, monitoring, responding to and remediating the presence, release, emission or discharge or threatened discharge of Hazardous Materials as required by any applicable Environmental Laws or Government Authority; Losses incurred as a result of Reclamation, closure or post closure costs and obligations required by any applicable Environmental Law or Government Authority; and Losses arising from any claims by a Government Authority or other Person for enforcement, cleanup, Remediation, removal, response, the loss or impairment of natural resources, restoration, remedial or other actions or damages, contribution, indemnification, cost recovery, compensation, or injunctive relief pursuant to any Environmental Law.

Equivalent Wage.  See Section 11.1(b).

ERISA.  The Employee Retirement Income Security Act of 1974, as amended.

ERISA Affiliate. Any Persons treated as a single employer under the provisions of Code Section 414(b), (c), (m) or (o), and the Treasury Regulations issued thereunder.

Essential Contracts.  See Section 6.1(e).

Essential Permits.  See Section 6.1(e).

Estimated Transferred Working Capital.  See Section 4.4(a).

Excluded Intellectual Property.  See Section 2.3(f).

Excluded Items.  See Section 2.3.

Excluded Losses.  See Section 2.5.

Execution Date.  See Preamble.

Facilities.  See Recitals.

Financial Statements.  See Section 7.1(n).

Fixed and Movable Assets.  See Section 2.1(d).

Government Authority.  Any national, state, tribal or local government or any subdivision, agency, court, commission, board, bureau or other authority thereof having jurisdiction.

Hazardous Material.  Any substance, product, waste or other material which is, or becomes identified, listed, published or defined as a hazardous substance, hazardous waste, hazardous material, toxic substance, radioactive material, oil or petroleum waste, solid waste, pollutant or contaminant, or which is otherwise regulated or restricted under any applicable Environmental Law or by any Governmental Authority.

HIPAA.  See Section 11.6(a).

Hire Date.  See Section 11.1(c).

HSR Act.  See Section 8.6(a).

Indemnification Threshold.  See Section 3.1(a).

Indemnitee.  A Person that is the express beneficiary of any of the express indemnity provisions of this Agreement.

Indemnitor.  A Party that is the obligor under any of the express indemnity provisions of this Agreement.

Intellectual Property.  All intellectual property, including without limitation:  (a) inventions, whether or not patentable, whether or not reduced to practice or whether or not yet made the subject of a pending patent application or applications, (b) ideas and conceptions of potentially patentable subject matter, including, without limitation, any patent disclosures, whether or not reduced to practice and whether or not yet made the subject of a pending patent application or applications, (c) patents, including all reissues, divisions, continuations, continuations-in-part and extensions thereof, and patent applications, (d) trademarks, trademark registrations and applications, service marks, trade names, trade dress, business names, brand names, and domain names, (e) copyrights, copyright registrations, designs, and design registrations (f) software, (g) trade secrets and confidential, technical or business information (including ideas, formulas, compositions, designs, inventions, and conceptions of inventions whether patentable or unpatentable and whether or not reduced to practice), (h) whether or not confidential, technology, know-how, manufacturing and production processes and techniques, methodologies, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (i) copies and tangible embodiments of all the foregoing, in whatever form or medium, (j) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights, (k) all rights under any license agreements and any licenses, registered user agreements, technology or materials, transfer agreements, and other agreements or instruments with respect to items in (a) to (j) above; and (l) all rights to sue and recover and retain damages and costs and attorneys’ fees for present and past infringement of any of the Intellectual Property rights hereinabove set out.

Inventories.  The Stockpiled Coal, the Uncovered Coal, and the Materials & Supplies.

Knowledge of Seller.  Seller shall be deemed to have Knowledge of any fact or matter of which any of Luke Klemke (General Mine Manager) (with respect to all of the representations and warranties of Seller set forth in Section 7.1), Donald Lamborn (Senior Environmental Specialist) (with respect to the representations and warranties of Seller set forth in subsections (m), (t), (u), and (v) of Section 7.1, Thomas Geesey ( Manager, Human Resources and Labor Relations) (with respect to the representations and warranties of Seller set forth in subsections (e), (h) and (t) of Section 7.1), Donald Crank (Resident Engineer) (with respect to the representations and warranties of Seller set forth in subsections (m), (t), (u) and (v) of Section 7.1), Kevin Doherty (Administration Manager) (with respect to the representations and warranties of Seller set forth in subsections (d) and (t) of Section 7.1), James Tarazoff (Land Manager) (with respect to the representations and warranties of Seller set forth in subsections (d), (p) and (t) of Section 7.1), and Brian Hawk (General Maintenance Manager) (with respect to the representations and warranties of Seller set forth in subsections (m), (t), (u) and (v) of Section 7.1) is actually aware, as of the date of a representation and warranty of that fact or matter.

Labor Agreement.  See Section 11.10.

Laws.  All applicable statutes, laws, rules, regulations, orders, permits, ordinances, judgments, decrees, directives, and binding interpretations of any Government Authority, including common law, precedent, principles of equity and other legal principles.

Leased Real Property.  See Section 2.1(b).

Liens.  All pledges, mortgages, charges, security interests, options, rights of first refusal or first offer, preemptive rights or any other encumbrances or liens of any kind in respect of any of the Transferred Properties.

Losses.  With respect to any Person, any liabilities, commitments, obligations, losses, damages, penalties (civil or criminal), expenses (including reasonable attorneys’ fees), fines, settlements, interest, suits, causes of action, legal or administrative proceedings, arbitration awards, demands or claims, including claims for personal injury, injunctive relief or damage to property, of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, and whether due or to become due, regardless of when asserted.  Losses may include claims of consequential, exemplary or punitive damages sought by third parties against any of Seller, Buyer or their Affiliates, and include Environmental Losses defined above, but exclude (i) any claims of consequential damages suffered by any of Seller, Buyer or their Affiliates, and (ii) any claims of exemplary or punitive damages by any of Seller, Buyer or their Affiliates.

M&A Qualified Beneficiary.  See Section 11.6(c).

Material Adverse Effect.  Any circumstance, change in, or effect on, the Transferred Properties that, individually or together with any other circumstances with respect to, changes in or effects on, the Transferred Properties (a) is, or could reasonably be expected to be, materially adverse to the operations, assets or liabilities (including without limitation contingent liabilities), employee relationships, customer or supplier relationships, prospects, results of operations or the condition (financial or otherwise) of the Transferred Properties, or (b) materially and adversely affects, or could reasonably be expected to materially and adversely affect, the ability of Buyer to operate the Transferred Properties in the manner in which they are currently operated, or contemplated to be operated, by Seller.

Materials & Supplies.  See Section 2.2(c).

Non-Represented Employee.  See Section 11.1(a).

Non-Represented Affected Employee.  See Section 11.1(d).

Other Contracts.  See Section 2.1(c).

Owned Real Property.  See Section 2.1(a).

Party.  Seller or Buyer.

Permits.  All permits, certifications, licenses, approvals, consents, or other authorizations of any Government Authority issued under or with respect to applicable Laws and required, used or held by Seller for the ownership or operation of the Transferred Properties.

Permitted Encumbrances.  Any of the following:

(i)           Liens for taxes or assessments not yet due or delinquent or, if delinquent, that are being contested in good faith in the normal course of business;

(ii)           all rights to consent by, required notices to, filings with, or other actions by Government Authorities in connection with the sale or conveyance of the applicable property, if the same are customarily obtained subsequent to sale or conveyance, provided that such rights are described on Section 7.1(b) of the Disclosure Letter;

(iii)           easements, road-use agreements, rights-of-way, servitudes, permits, encroachments, surface leases and other rights or defects or deficiencies in title thereto, that do not, individually or in the aggregate, materially interfere with Buyer’s operation or use of the applicable property;

(iv)           zoning, planning and Environmental Laws to the extent valid and applicable to the applicable property; and

(v)           Liens of carriers, warehousemen, mechanics, workers, material suppliers or other providers of materials or services arising by operation of Law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due.

Person.  Any individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, firm, Government Authority, labor union, or other entity or individual.

Post-Retirement Health Coverage.  Post-retirement medical, mental health, substance abuse, pharmaceutical, vision, and dental coverage.

Prime Rate.  An interest rate per annum equal to the interest rate last published as the “Prime Rate” by The Wall Street Journal on or immediately prior to the date a given obligation first becomes due.  Such published rate is defined by The Wall Street Journal as the base rate on corporate loans posted by at least 75% of the 30 largest U.S. banks.

Prospective Employees.  See Section 11.1(a).

Purchase Price.  See Section 4.2(a).

Real Property.  Collectively, the Owned Real Property, the Leased Real Property, the real property rights appurtenant thereto, the Real Property Contracts, and the fixtures and improvements appurtenant to any of the foregoing.

Real Property Contracts.  See Section 2.1(c).

Reclamation.  The reclamation and closure actions occurring or required to be undertaken during or after past, ongoing and future mining, stockpiling, and coal mineral recovery operations, including actions and requirements mandated by any Environmental Law or by a Government Authority, and including actions that the Buyer performs (including modifications to overburden piles, excavations or other disturbances to the Transferred Properties) by reason of the presence of any Hazardous Material or mining waste material.

Records.  See Section 2.1(g).

Remediation.  The investigation, monitoring, response, removal or remedial action, treatment or cleanup of Hazardous Materials from or in air, surface water, soil, groundwater, sediment, land surface, subsurface strata or soil vapor for the general protection of human health or the environment, as mandated by any applicable Environmental Law or Government Authority.

Remaining Employees.  See Section 11.1(d).

Represented Affected Employee.  See Section 11.1(d).

Represented Current and Former Employees.  See Section 11.2(c)(i).

Represented Current and Prospective Employees.  See Section 11.7(b).

Represented Employees.  See Section 11.1(a).

Retained Records.  See Section 12.10(a).

Retiree Health Coverage Amount.  See Section 4.5(a).

Rights of Way and Easements.  See Section 7.1(p)(iii).

Rules.  See Section 12.6(a)(iii).

Seller.  See Preamble.

Seller’s Bank Account.  The bank account designated by Seller by written notice to Buyer more than three Business Days prior to the payment date of any payment obligation of Buyer under this Agreement.

Seller Benefit Plan. See Section 7.1(j)(i).

Seller Indemnified Parties.  See Section 3.2(a).

Seller Parent.  See 9.5.

Seller Parent Guaranty.  See 9.5.

Seller’s Closing Certificate.  See Section 6.2(b)

Seller’s Health Plans.  See Section 11.6(a).

Seller’s Non-Represented Defined Contribution Plan.  See Section 11.3(a).

Seller’s Non-Represented Pension Plan.  See Section 11.2(a)(i).

Seller’s Represented Defined Contribution Plan.  See Section 11.3(c).

Seller’s Represented Pension Plan.  See Section 11.2(c)(i).

Seller’s Severance Program.  See Section 11.4(a).

Settlement Estimate.  See Section 4.4(a).

Settlement Statement.  See Section 4.4(b).

Stockpiled Coal.  See Section 2.2(a).

Tax or Taxes.  Any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

Tax-Deferred Exchange.  See Section 10.4.

Tax Return.  Any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Third-Party Action.  A lawsuit, arbitration proceeding or other judicial or administrative adversary proceeding filed by a Person other than Buyer or any entity that Buyer directly or indirectly holds an interest in and their respective directors, officers, employees or representatives.

Transfer Period.  The period of time beginning on the Closing Date and ending on the date that is one hundred eighty (180) days after the Closing Date, or such longer period of time for particular items as may be mutually agreed by Seller and Buyer, for transferring to Buyer or reissuing in Buyer’s name the Transition Items.

Transfer Taxes.  See Section 10.1.

Transferred Properties.  See Section 2.1.

Transferred Working Capital.  See Section 4.3.

Transition Bonds.  See Section 8.5(a).

Transition Item.  See Section 8.5(a).

Transition Services Agreement.  See Section 9.4.

Uncovered Coal.  See Section 2.2(b).

Underfunded Pension Amount.  See Section 4.5(b).

WARN Act.  See Section 11.8.

Williams.  See Section 3.1(d).

1.2       Rules of Construction.  For the purposes of this Agreement, unless the context otherwise requires:

(a)         General.  In any provision, (i) “or” is not exclusive; (ii) ”including” and “include” are not exclusive; (iii) an accounting term not otherwise defined has the meaning assigned to it in accordance with accounting principles that are generally accepted in the United States of America; (iv) words in the singular include the plural and words in the plural include the singular; (v) words in the masculine include the feminine; (vi) any date specified for any action that is not a Business Day means the first Business Day after such date; and (vii) a reference to a corporation, limited liability company or partnership includes its successors and permitted assigns.

(b)         Articles and Sections.  References to Articles and Sections without identifying a specific agreement shall be deemed references to Articles and Sections of this Agreement.  The captions of Articles and Sections are for convenience of reference only and shall not be used in the interpretation of this Agreement.

(c)         Agreements and Instruments.  References to this Agreement or any other agreement or instrument shall be deemed references to such agreement or instrument as it may from time to time be amended, and shall be deemed to include reference to any schedules, exhibits or other materials incorporated into such agreement or instrument.

ARTICLE 2

PURCHASE AND SALE OF TRANSFERRED PROPERTIES; ASSUMED LIABILITIES

2.1       Transferred Properties.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall (or shall cause its Affiliates to) sell, grant, convey, transfer and assign to Buyer, and Buyer shall purchase, acquire and receive from Seller or its Affiliates all right, title and interest of Seller and its Affiliates in and to all of Seller’s and its Affiliate’s property and assets, real, personal or mixed, tangible and intangible, of every kind and description, wherever located, used in the operations conducted by Seller or its Affiliates at the Facilities, consisting of the following (collectively, including the Inventories, but excluding the Excluded Items, the “Transferred Properties”):

(a)         Owned Real Property.  The real property interests owned by Seller or its Affiliates on, in and under which the Facilities are located or the operations at the Facilities are conducted, consisting of those that are described in Schedule 1 attached to this Agreement, and including those coal mineral rights owned by Seller or its Affiliates also described on such Schedule, together with all real property rights appurtenant thereto (the “Owned Real Property”);

(b)         Leased Real Property.  The real property interests leased by Seller or its Affiliates on, in and under which the Facilities are located or the operations at the Facilities are conducted, including the leases and subleases consisting of those that are described in Part A of Schedule 2 attached to this Agreement, and including all coal minerals subject to such leases (the “Leased Real Property”);

(c)         Applicable Contracts.  Subject to the provisions of Section 8.5, (i) any and all contracts incident to the Owned Real Property and the Leased Real Property (including rights-of-way, easements, reversionary rights, subsidence rights agreements and licenses related thereto), consisting of those that are described on Part B of Schedule 2 (the “Real Property Contracts”); (ii) such other contracts to which Seller is a party relating to the operation of the Facilities as conducted by Seller on the Execution Date that are described in Part C of Schedule 2 attached to this Agreement (the “Other Contracts”, and together with the Leased Real Property and the Real Property Contracts, collectively the “Applicable Contracts”); and (iii) all advance payments, deposits and other prepaid items on account of product deliveries under the Applicable Contracts after the Closing Date;

(d)         Fixed and Movable Assets.  The buildings, improvements, structures, coal loading and handling facilities, mining equipment and other machinery, furnishings, vehicles, trade fixtures, roads, pipelines, tanks, appurtenances, materials, improvements, laboratory equipment, and other trade fixtures and tangible personal property (excluding Inventories separately defined and transferred under Section 2.2 below) used at the Real Property or in the operations conducted at the Facilities, provided that such included assets are located on the Real Property on the Execution Date or are otherwise described in Schedule 3 attached to this Agreement, together with any and all benefits of any manufacturer’s or vendor’s warranties or undertakings related thereto to the extent transferable by Seller (the “Fixed and Movable Assets”);

(e)         Applicable Permits.  Subject to the provisions of Section 8.5, to the extent transferable by Seller or its Affiliates, the Permits issued to Seller or its Affiliates relating to the ownership or operation of the foregoing assets, consisting of those that are described in Schedule 4 attached to this Agreement (the “Applicable Permits”);

(f)          Included Intellectual Property.  (i) The registered Intellectual Property rights described in Schedule 5 attached to this Agreement, and (ii) the non-registered Intellectual Property owned by or licensed to Seller or its Affiliates related exclusively to the conduct of operations at the Facilities, including without limitation, all geologic data and all mine plans, as conducted by Seller on the Execution Date, except, for the avoidance of doubt, any Intellectual Property that is Excluded Intellectual Property as defined in Section 2.3(f); and

(g)         Records.  Subject to the provisions of Sections 2.3 and 12.10 below, the files, data, records and other information whether or not located at the Facilities relating to any of the foregoing assets or the conduct of operations at the Facilities as conducted by Seller on the Execution Date, which Seller is not prohibited from transferring to Buyer by Laws, Applicable Permits or existing contractual relationships, including any and all (i) lease, land and title records, (ii) the Applicable Contracts and Applicable Permits documents to which Seller or its Affiliates is a party, (iii) operating, mining and reserve data and records kept in hard copy or electronic format, including engineering, reserve, geological, mining, core hold, lithologic, washability and feasibility data and surveys, maps, production reports and records, and (iv) environmental compliance assessments and audits relating to the Facilities (collectively the “Records”).

2.2       Inventories.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, in addition to the Transferred Properties set forth in Section 2.1, Seller shall (or cause its Affiliates to) sell, convey, transfer and assign to Buyer and Buyer shall purchase and receive from Seller (or its Affiliates), all right, title and interest of Seller in and to:

(a)         the Stockpiled Coal as defined in Schedule 6 attached to this Agreement owned by Seller or its Affiliates and located on any of the Owned Real Property or Leased Real Property as of the Closing Date (collectively, the “Stockpiled Coal”);

(b)         the Uncovered Coal defined in Schedule 6 owned by Seller or its Affiliates and located on any of the Owned Real Property or Leased Real Property as of the Closing Date (collectively, the “Uncovered Coal”); and

(c)         the Materials & Supplies as defined in Schedule 6 owned by Seller or its Affiliates and located on any of the Owned Real Property or Leased Real Property as of the Execution Date (collectively, the “Materials & Supplies”).

2.3       Excluded Items.  Notwithstanding the foregoing Sections of this Article 2, the following items (the “Excluded Items”) are excluded from the Transferred Properties and shall remain the property of Seller or its Affiliates after Closing:

(a)         Cash and Cash Equivalents.  All cash and cash equivalents;

(b)         Accounts Receivable.  All accounts receivable generated from product deliveries under the Applicable Contracts on or prior to the Closing Date;

(c)         Insurance Policies.  The rights held by Seller and its Affiliates under all insurance policies pertaining to the Transferred Properties including claims of Seller and its Affiliates of every nature and description under or arising out of such insurance policies, including rights to any refundable premiums relating to such policies;

(c)         Ordinary Course Dispositions.  Items that would otherwise be included in the Transferred Properties but for the fact that they were used, consumed or otherwise disposed of either (i) in the ordinary course of business, consistent with the Seller’s past practice, prior to the Closing or (ii) with Buyer’s prior written consent;

(d)         Property Owned by Third Parties and Contractors.  The property (including Inventories) owned by third parties or by contractors located on any of the Transferred Properties;

(e)         Certain Information Technology.  The computer and telecommunications equipment and hardware (including servers, satellite and microwave communication systems) presently located on the Transferred Properties, that is described in Part A of Schedule 7 attached to this Agreement;

(f)          Excluded Intellectual Property.  Any right to use the “Chevron”, “Chevron Mining”, “The Pittsburg & Midway Coal Mining Co.,” P&M” or other names, logos, hallmarks or other designs and insignia, trademarks, service marks or other company identity; and any rights to Intellectual Property not dedicated solely to the ownership, operation and maintenance of the Facilities, as described in Part B of Schedule 7 attached to this Agreement (collectively, “Excluded Intellectual Property”);

(g)         Certain Records.  Records that are subject to the attorney-client privilege, work product immunity or other privileges or immunities against disclosure enjoyed by Seller or its Affiliates or their representatives (excepting environmental compliance assessments and audits or portions thereof), and records pertaining to (i) Seller’s strategic research and planning, such as marketing and pricing studies and records relating to potential disposition of the Facilities, but excluding mine plans or other operational records relating to the Facilities or the Transferred Properties, (ii) Seller’s employees, except as provided in Section 11.1(f), or (iii) the Excluded Items or any Excluded Losses;

(h)         Seller’s Claims Against Third Parties.  All claims against third parties (excluding Buyer and Seller and their Affiliates) arising out of Losses, including Environmental Losses, and other present or future claims by Seller or its Affiliates, that relate either to the ownership or operation of the Transferred Properties with respect to time periods on or prior to the Closing

Date, or to performance of Seller’s obligations under this Agreement after the Closing Date.  Notwithstanding the foregoing, Seller shall promptly notify Buyer of, and upon written request, assign to Buyer, without additional consideration, recourse or warranty, the portion of any claims Seller may have against third parties (excluding Seller and its Affiliates) to the extent such claims are assignable and relate to the ownership or operation of the Transferred Properties with respect to time periods on or prior to the Closing Date, to the extent Buyer has indemnified Seller and their Affiliates under this Agreement with respect to Losses relating to such ownership or operation;

(i)          Specifically Excluded Items.  The additional items specifically excluded from the Transferred Properties as listed on Part C of Schedule 7 attached to this Agreement; and

(j)          Security Assurances.  Any bonds, guaranties, letters of credit, or other forms of financial assurances that Seller or its Affiliates possess or have delivered to other Persons as security for performance of certain obligations owed to Government Authorities or other Persons, whether supporting the Facilities, the Transferred Properties or the Excluded Items, all as listed on Schedule 8 attached to this Agreement.

2.4       Assumed Losses

On and subject to the terms and conditions of this Agreement, from and after the Closing, Seller shall transfer to the Buyer, and the Buyer shall assume and discharge or perform when due in accordance with the terms thereof, each of, but only, the following Losses of Seller (collectively, the “Assumed Losses”):

(a)         all obligations arising under the Applicable Contracts, excluding all accounts payable thereunder whether invoiced before, on or after the Closing Date generated from product deliveries or receipt of inputs or services on or prior to the Closing Date;

(c)         all obligations arising under the Applicable Permits;

(d)         any Reclamation obligations attributable to the ownership, operation, maintenance, improvement or use of the Transferred Properties;

(e)         any Losses resulting from any claim under The Black Lung Benefits Act filed with the U.S. Department of Labor or any Black Lung or Pneumoconiosis claim filed after the Closing Date under State Worker’s Compensation Law by or on behalf of any Affected Employee related to events, circumstances, or conditions at any of the Transferred Properties or relating to the businesses operated thereon;

(f)          except to the extent of Seller’s obligations under Sections 2.5 or 3.1 below, any Losses (including Environmental Losses and Losses attributable or related to performance or non-performance of Remediation or Reclamation obligations), attributable to the ownership, operation, maintenance, improvement or use of the Transferred Properties, regardless of whether such Losses arise or such activities occur prior to, on or after the Closing Date; and

(g)         any Losses specifically assumed by Buyer pursuant to Article 11.

2.5       Excluded Losses.

Notwithstanding anything to the contrary contained in this Agreement, the Buyer shall not assume or be liable for any of the Losses of the Seller or relating to the operations conducted by Seller or its Affiliates at the Facilities, other than the Assumed Losses (the “Excluded Losses”).  Seller hereby acknowledges that the Seller is retaining the Excluded Losses, and the Seller shall pay, discharge and perform all such Excluded Losses promptly when due.  The Excluded Losses shall include, by way of illustration and not limitation:

(a)         accounts payable under any of the Applicable Contracts generated from product deliveries or receipt of inputs or services on or prior to the Closing Date;

(b)         any Losses arising as a result of the ownership or use by Seller of the Excluded Items;

(c)         any Losses arising from or relating to those Third-Party Actions listed on Schedule 10 hereto, with respect to claims related to Seller’s ownership, operation, maintenance, improvement or use of the Transferred Properties on or prior to the Closing Date;

(d)         Losses that are fines or penalties sought pursuant to any Environmental Laws in existence as of the Closing Date, to the extent related to events, circumstances, or conditions caused by Seller or Seller’s contractors, agents or representatives on Seller’s behalf and occurring, in whole or in part, on or prior to the Closing Date at any of the Transferred Properties or relating to the businesses operated thereon prior to the Closing Date by Seller; provided that to the extent such event, circumstance or condition exists both before and after the Closing Date, only the portion of such Losses attributable to the period on and prior to the Closing Date shall be an Excluded Losses;

(e)         any Environmental Losses to the extent arising from or related to the offsite transportation, treatment, storage, handling, recycling, reclamation, use and/or disposal of Hazardous Materials transported on or prior to the Closing Date from any of the Transferred Properties to any third-party transporter and/or offsite facility;

(f)          any Losses of Seller for Taxes, other than those allocated to Buyer under Article 10, with respect to periods ending on or prior to the Closing Date (without regard to when such Taxes are assessed or payable);

(g)         any Losses related to employment or labor claims or Losses that arise from:  (i) Affected Employees’ employment or alleged employment or performance of services with Seller or its Affiliates before the date any such employee becomes an employee or alleged employee of Buyer; (ii) Remaining Employees’ employment with Seller or its Affiliates and any subsequent termination of employment from Seller or its Affiliates; and (iii) accrued but unpaid salaries, wages, bonuses, incentive compensation, vacation pay, personal and sick leave, or other compensation with respect to the Affected Employees and Remaining Employees, except, in each such case, to the extent any such liability is an Assumed Liability;-

(h)         any Losses related to the application of Seller’s employee benefit plans, programs or arrangements to Affected Employees and Remaining Employees, other than those relating to any transfer of assets, spin-off or Assumed Losses, as set forth in Section 2.4 or Article 11;

(i)          any Losses resulting from any claim filed on or before the Closing Date for any claim under The Black Lung Benefits Act filed with the U.S. Department of Labor or any Black Lung or Pneumoconiosis claim under State Worker’s Compensation Law by or on behalf of any Affected Employee that related to events, circumstances, or conditions at any of the Transferred Properties or relating to the businesses operated thereon; and

(j)          the obligation to provide Post-Retirement Health Coverage to current retirees and other former employees of Seller determined as of the Closing Date, as set forth in Section 11.7(a).

ARTICLE 3

INDEMNIFICATION
3.1       Losses Indemnified by Seller.

(a)         Breaches of Representations and Warranties.  Subject to the limitations set forth in this Section 3.1(a), Seller shall indemnify, defend and hold harmless Buyer, its Affiliates, and each of their respective directors, officers, employees, agents, representatives, successors and assigns (the “Buyer Indemnified Parties”) from and after the Closing, against any Losses arising from or in connection with any breach of Seller’s representations and warranties made in this Agreement, any Ancillary Agreements, or any other certificate, document, writing or instrument delivered by Seller or any Affiliate of Seller pursuant to this Agreement.  Except as set forth below, Seller’s representations and warranties shall survive the Closing and shall expire at the end of the date eighteen (18) months after the Closing Date as to any claim for which notice has not been given on or before such date.  Except as set forth below, Seller shall not be liable to indemnify the Buyer Indemnified Parties pursuant to this Section 3.1(a) unless and until the aggregate amount of all Losses under this Section 3.1(a) exceeds one million dollars ($1,000,000) (the “Indemnification Threshold”), after which the Seller shall be responsible for all such Losses from the first dollar (and not simply the amount in excess of the Indemnification Threshold).  Except as set forth below, Seller’s liability for all Losses for all claims made pursuant to this Section 3.1(a) shall not exceed twenty million dollars ($20,000,000) in the aggregate (the “Cap Amount”).  Notwithstanding the foregoing, the representations and warranties of Seller contained in Section 7.1(a) (Due Incorporation), Section 7.1(b) (Non Contravention; Consents), Section 7.1(c) (Due Authorization and Enforceability), Section 7.1(g) (No Brokers), Section 7.1(j) (Employee Benefit Plans), Section 7.1(r) (Included Assets) and Section 7.1(x) (Taxes) shall (i) survive until the time of the expiration of the applicable statute of limitations, (ii) not be subject to the Indemnification Threshold and (iii) not be subject to the Cap Amount.  For purposes of this Article 3, for the sole purpose of calculating Losses (and not for determining whether or not any breaches of representations and warranties have occurred), the representations and warranties of Seller shall not be deemed qualified by any references to materiality or Material Adverse Effect.

(b)         Breaches of Covenants and Obligations.  Seller shall indemnify, defend and hold harmless the Buyer Indemnified Parties, from and after the Closing, against any Losses arising from or in connection with any breach of, or default in the performance by Seller of, any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement or, any Ancillary Agreement, or any other certificate, document, writing or instrument delivered by Seller or any Affiliate of Seller pursuant to this Agreement.

(c)         Excluded Losses.  Seller shall indemnify, defend and hold harmless the Buyer Indemnified Parties, from and after the Closing, against any Losses arising from or in connection with any Excluded Losses.

(d)         Williams Northwest Pipeline Claim.  Seller shall indemnify, defend and hold harmless the Buyer Indemnified Parties, from and after the Closing, against any Losses arising from or in connection with the alleged damage to or business interruption of the Williams Northwest Pipeline Company (“Williams”) gas transmission pipeline segment on the Twin Creek property that was claimed in 2011 to have resulted from construction, operation or maintenance of the Twin Creek pit highwall prior to the Closing, including without limitation any Losses arising from or in connection with any relocation of such gas transmission pipeline segment. Buyer shall use commercially reasonable efforts and cooperate in good faith with Seller’s response to the claims and removal, relocation, improvement or other activities relating thereto, including granting Seller, Williams and their contractors and subcontractors the right to temporary use of land  rights of Buyer for access, staging, laydown, and other activities related to the work, subject to Buyer’s safety rules and other policies applicable to the affected property.  Buyer shall use commercially reasonable efforts and cooperate in good faith with Seller’s or Williams’s applications for and compliance with any surface rights holder approvals and Governmental Authority approvals and permits required for the activities.

3.2       Losses Indemnified by Buyer.

(a)         Breaches of Representations and Warranties.  Buyer shall indemnify, defend and hold harmless Seller, its Affiliates, and each of their respective directors, officers, employees, agents, representatives, successors and assigns (the “Seller Indemnified Parties”) against any Losses attributable to a breach of Buyer’s representations and warranties under this Agreement, any Ancillary Agreements, or any other certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement.

(b)         Breaches of Covenants and Obligations. Buyer shall indemnify, defend and hold harmless the Seller Indemnified Parties against any Losses attributable to a breach of, or default in the performance by Buyer of, any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement, any Ancillary Agreements, or any other certificate, document, writing or instrument delivered by Seller or any Affiliate of Seller pursuant to this Agreement.

(c)         Assumed Losses.  Buyer shall indemnify, defend and hold harmless the Seller Indemnified Parties, from and after the Closing, against any Losses arising from or in connection with any Assumed Losses, but only to the extent such Losses are not Losses indemnifiable by Seller under Section 3.1.

(d)         Certain Claims Regarding Prospective Employees and Benefits.  Except as otherwise provided in Article 11, Buyer shall indemnify, defend and hold harmless the Seller Indemnified Parties against any Losses attributable to employment or labor claims or Losses that arise from:  (i) Affected Employees’ employment or alleged employment with Buyer arising on or after the effective date of such Affected Employees’ employment or alleged employment with Buyer; (ii) Buyer’s employee selection and offer process and actions taken or alleged to have been taken or not taken by Buyer relating to employees or former employees of Seller or its Affiliates (including Prospective Employees and Affected Employees) whether prior to, on or after the Closing Date; (iii) Buyer’s use of, or reliance on, employee records maintained by, or in the possession of Seller or its Affiliates that have been provided to Buyer or its Affiliates; or (iv) the actions of any employees of Seller or its Affiliates (including the Prospective Employees), or employees, representatives or contractors of Buyer or its Affiliates, acting on Buyer’s behalf and at Buyer’s direction in connection with Buyer’s employee selection and offer process.

3.3       General Liability Provisions.  The indemnification obligations in Section 3.1 and Section 3.2 of this Agreement, unless otherwise expressly stated, apply even in the event of the active, passive or concurrent negligence or liability without fault of any Indemnitee (but not to the extent of any intentional misconduct by an Indemnitee), and shall apply and remain in force notwithstanding the performance or nonperformance of any covenant or the truthfulness or accuracy of any representation or warranty contained in this Agreement or otherwise.

3.4       Indemnification, Defense and Communication Procedures.  Upon any Indemnitee’s becoming aware of anything which is or may give rise to a claim for indemnification or grounds for making a claim under any of the indemnities under this Agreement or of any claim, action or demand against it or matter likely to give rise to any of these in respect of the indemnities, the Indemnitee shall:

(a)         notify the Indemnitor by written notice as soon as reasonably practicable after it appears to the Indemnitee that such Indemnitee has grounds for making a claim for indemnification or the Indemnitee receives  any assessment or claim, action or demand of a third party received by or coming to the notice of the Indemnitee that may result in a claim, specifying all material relevant details as are then available to the Indemnitee; provided, however, that an Indemnitee’s failure to notify does not release, reduce or otherwise affect the Indemnitor’s duty to indemnify, except to the extent of any actual prejudice suffered by the Indemnitor as a result of such failure to notify;

(b)         take such action and give such information and access to personnel, premises, property, documents and records to the Indemnitor and its professional advisers as the Indemnitor may reasonably request, with the Indemnitor being entitled to require the Indemnitee to take such action and give such information and assistance as the Indemnitor may reasonably request, in order to avoid, dispute, resist, mitigate, settle, compromise, defend or appeal any claim in respect thereof or adjudication with respect thereto, subject to the Indemnitor indemnifying the Indemnitee against all reasonable costs and expenses incurred by the Indemnitee in complying with any such request or requirement;

(c)         subject to the other provisions of this Section 3.4, at the request of the Indemnitor, allow the Indemnitor to assume the defense of such actions, make any decision to arbitrate or settle any such action, and otherwise undertake the sole conduct of such actions as the Indemnitor may deem appropriate in connection with any such assessment or claim in the name of the Indemnitee, subject to the Indemnitor’s indemnifying the Indemnitee against any Losses which it may incur as a result of the manner in which the Indemnitor conducts such actions, and in that connection the Indemnitee shall give or cause to be given to the Indemnitor all such assistance as the Indemnitor may reasonably require in avoiding, disputing, resisting, settling, compromising, defending or appealing any such claim and shall instruct such attorneys or other professional advisors as the Indemnitor may nominate to act on behalf of the Indemnitee, as appropriate, but to act in accordance with the Indemnitor’s sole instructions, subject to the Indemnitor’s indemnifying the Indemnitee against all costs and expenses incurred by the Indemnitee in complying with any such requirement; and

(d)         make no admission of liability, agreement, settlement or compromise with any third party in relation to any such claim or adjudication without the prior written consent of the Indemnitor.

Notwithstanding the foregoing, the Indemnitor shall not have the right to assume the defense of any indemnification claim if it contests in writing, in whole or in part, its indemnification obligations for such claim.  If the Indemnitor is Seller, Seller shall not have the right to defend or compromise any such claim if (1) the claim relates to or arises in connection with any criminal proceeding, action, indictment, or allegation or investigation or (2) the claim is subject to the limitations set forth in Section 3.1(a) and specifically asserts an amount of Losses that, when taken together with all amounts paid to the Buyer Indemnified Parties for resolved indemnification claims that are subject to such limitations and the maximum aggregate amount of Losses in all other unresolved indemnification claims that are subject such limitations, exceeds the Cap Amount.  In the event that a claim is within the scope of the indemnities of two Indemnitors, each Indemnitor shall be responsible for the indemnity and defense and shall bear the costs of indemnity and defense to the extent of and in proportion to the coverage of its indemnification obligations under this Article 3.  Prior to the Indemnitor’s electing to assume the defense of any action, the Indemnitee may (at the Indemnitor’s expense) make such filings, including motions for continuance (and answers if a motion for continuance has not been granted), as may be necessary to preserve the parties’ positions and rights with respect to such claims.  If the Indemnitor elects to assume the defense of and indemnification for any such matter, then counsel for the Indemnitor, who shall in such case conduct the defense of such claim, shall be approved by the Indemnitee (whose approval shall not unreasonably be withheld, conditioned or delayed), and the Indemnitee may participate in such defense at its own expense, and may retain counsel of its choice at its own expense; provided, however, that when claims are asserted in the same proceeding against both the Indemnitee and the Indemnitor, the Indemnitee shall have the right to employ, at the Indemnitor’s expense, one firm of counsel of its choice to represent the Indemnitee if the Indemnitor (i) elects not to or is not entitled to defend, compromise of settle a third party claim, (ii) having timely elected to defend a third party claim, fails adequately to prosecute or pursue such defense or (iii) a defense exists for an Indemnitee that is not available to the Indemnitor.  The Indemnitor, in the defense of any such litigation or proceeding, shall not, except with the prior written approval of the Indemnitee (which approval shall not be unreasonably withheld, conditioned or delayed), consent to entry of any judgment or entry into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnitee of a release from all liability with respect to the indemnified matter.  The Indemnitee shall not settle or compromise any such claim without the prior written approval of the Indemnitor, which approval shall not be unreasonably withheld, conditioned or delayed.

3.5       No Indemnity if Loss is Otherwise Compensated.

(a)         No Indemnitee shall be entitled to recover damages or otherwise obtain reimbursement or restitution more than once in respect of the same Losses.

(b)         If, in respect of any matter which would give rise to a claim for indemnity, an Indemnitee is entitled to claim under any policy of insurance carried by a party other than the Indemnitor or the Indemnitees (e.g., a policy carried by a contractor of an Indemnitee that names an Indemnitee as an additional insured), then any such amount claimed against the Indemnitor shall be reduced by the amount actually recovered by the Indemnitee under such policy.

(c)         If any matters giving rise to a claim of indemnification by an Indemnitee may be covered by any insurance policy or policies carried by an Indemnitee (other than a self-administered claims program or policies issued or indemnified by an Indemnitee or its Affiliates), then if and when such compensation is actually received from such insurers for the matters giving rise to a claim of indemnification, such Indemnitee shall reduce such claim of indemnification against the Indemnitor to the extent of Indemnitee’s insurance recovery (minus reasonable expenses incurred in pursuing the claim with its insurer) or, if payment has already been made on such claim of indemnification, then such Indemnitee shall remit the insurance recovery (minus reasonable expenses incurred in pursuing the claim with its insurer), to the Indemnitor.

ARTICLE 4

DEPOSIT AND PURCHASE PRICE

4.1       Deposit.  On the Execution Date, Buyer shall deliver to Seller a deposit of Four Million Dollars ($4,000,000) (the “Deposit”).  The Deposit shall be made in Dollars by transfer of immediately available funds to Seller’s Bank Account.  Seller need not segregate the Deposit and shall not hold the Deposit in trust.  If the Closing occurs, the Deposit shall be credited against the payment of the Purchase Price pursuant to Section 4.2.  If the Closing does not occur, the Deposit shall be applied pursuant to Section 5.8 below.

4.2       Purchase Price.  The total consideration for the sale of the Transferred Properties and Seller’s other obligations hereunder, shall be One Hundred Seventy Nine Million Dollars ($179,000,000) plus the amount of the Estimated Transferred Working Capital (the “Consideration”).  At Closing, Buyer shall (a) assume the Assumed Losses and (b) pay to Seller, subject to adjustment pursuant to Section 4.4(b) and minus the Deposit, an amount (the “Purchase Price”) equal to the Consideration reduced by an amount equal to the sum of the following: (i) the Black Lung Amount, (ii) the ARO Amount, (iii) the Retiree Health Coverage Amount (determined pursuant to Section 4.5 below) and (iv) the Underfunded Pension Amount (determined pursuant to Section 4.5 below).  All amounts owed to Seller shall be paid in Dollars by wire transfer of immediately available funds to Seller’s Bank Account.

4.3       Purchase Price Adjustments.  The Purchase Price shall be subject to adjustment following the Closing Date pursuant to the procedure set forth in Section 4.4 to reflect, among other things, the actual value as of the Closing Date of the following items (in the aggregate, “Transferred Working Capital”):

(a)         Cash Equivalents, Prepayments and Accounts Receivable.  Any cash, deposits and other cash equivalents associated with the Transferred Properties which were provided by Seller on or before the Closing Date but which were not released by Buyer pursuant to Section 8.7 below, and any prepayment of tax or other obligations by Seller on or before the Closing Date with respect to periods after the Closing Date for which the Seller is not responsible, shall be reflected as an asset on the Settlement Estimate and the Settlement Statement.  All deposits and other prepaid items on account of product deliveries or receipt of inputs or services under the Applicable Contracts after the Closing Date shall be purchased by Buyer and shall be reflected as an asset on the Settlement Estimate and the Settlement Statement.  All accounts receivable whether invoiced before, on or after the Closing Date generated from product deliveries or receipt of inputs or services under the Applicable Contracts on or before the Closing Date shall be retained by Seller and shall not be reflected as an asset on the Settlement Estimate and the Settlement Statement.

(b)         Inventories.  The aggregate value of the Stockpiled Coal, Uncovered Coal and Materials & Supplies calculated pursuant to Schedule 6 shall be reflected as an asset on the Settlement Estimate and the Settlement Statement.

(c)         Deferred Payments and Accounts Payable.  All deferred or otherwise outstanding payment obligations associated with the Transferred Properties which relate to liabilities that were incurred on or prior to the Closing Date that have been assumed by Buyer or for which Buyer is otherwise responsible shall be reflected as a liability on the Settlement Estimate and the Settlement Statement.  All accounts payable under the Applicable Contracts whether invoiced before, on or after the Closing generated from product deliveries or receipt of inputs or services on or before the Closing shall be retained by Seller and shall not be reflected on the Settlement Estimate and the Settlement Statement.

(d)         Regular Vacation and Entitlement Days for Represented Affected Employees.  The aggregate amount of all regular vacation days accrued by Represented Affected Employees as of the Closing Date shall be reflected as a liability on the Settlement Estimate and Settlement Statement.  An amount of each Represented Affected Employee’s personal and sick leave days as of the Closing Date shall be reflected as a liability on the Settlement Estimate and Settlement Statement, with such amount to equal the excess, if any, of (i) all personal and sick leave days rolled over from the calendar year 2011 (if any) plus the product of (x) number of personal and sick leave days credited in 2012 multiplied by (y) a fraction, the numerator of which is the number of days in 2012 through the date on which the Closing occurs and the denominator being 365 (for example, if the Closing Date were February 15, 2012, then the fraction would be 46/365), less (ii) the personal and sick leave days used from January 1, 2012 through the Closing Date.  An amount of each Represented Affected Employee’s graduated vacation days as of the Closing Date shall be reflected as a liability on the Settlement Estimate and Settlement Statement, with such amount to equal the excess, if any, of (i) the product of (x) the number of graduated vacation days credited in 2012 multiplied by (y) a fraction, the numerator of which is the number of days in 2012 through the date on which the Closing occurs and the denominator being 365, less (ii) the graduated vacation days used from January 1, 2012 through the Closing Date.

(e)        Other Prorations.  All prepayments, rents, current taxes, salaries, assessments, utilities, maintenance charges and similar expenses associated with the Transferred Properties shall be prorated between Seller and Buyer as of the Closing Date and shall be reflected accordingly as an asset or a liability on the Settlement Estimate and the Settlement Statement.  To the extent such proration has not been effected by other means and to the extent of information then available, such proration shall be reflected in the Settlement Statement.

4.4       Settlement Statement.

(a)        Not later than five (5) Business Days prior to the scheduled date for Closing, Seller shall prepare a settlement statement (the “Settlement Estimate”) that sets forth a calculation of the estimated Transferred Working Capital as of the Closing Date (the “Estimated Transferred Working Capital”).  The Settlement Estimate shall contain information detailing the basis for Seller’s calculation of the Estimated Transferred Working Capital, and Buyer and its representatives shall have access to such records of Seller as may be reasonably requested for verifying the Seller’s calculations.

(b)        Not later than ninety (90) calendar days after the Closing, Buyer shall prepare a settlement statement (the “Settlement Statement”) that sets forth a calculation of the actual Transferred Working Capital as of the Closing Date (the “Actual Transferred Working Capital”).  If the Actual Transferred Working Capital is greater than the Estimated Transferred Working Capital, then Buyer shall pay to Seller, pursuant to Section 4.4(c) below, the amount of such excess, or if the Actual Transferred Working Capital is less than the Estimated Transferred Working Capital, then the Seller shall pay to the Buyer, pursuant to Section 4.4(c) below, the amount of such difference (the amount of such excess or difference, as the case may be, the “Adjustment Amount”), and the Purchase Price and, therefore, the Consideration, shall be adjusted accordingly, upwards or downwards, to reflect the Adjustment Amount (as adjusted, the “Adjusted Consideration”).

(c)        The Settlement Statement shall contain information detailing the basis for Buyer’s calculations of Actual Transferred Working Capital and the Adjustment Amount, and Seller and its representatives shall have access to such records of Buyer as may be reasonably requested for verifying the measurements and calculations.  If Seller gives to Buyer written notice of dispute of any element of the Settlement Statement within fifteen (15) calendar days after receiving the Settlement Statement, (i) Seller or Buyer, as the case may be, shall pay all undisputed portions of the Adjustment Amount, with interest at the Prime Rate from the Closing Date, to the other Party not later than fifteen (15) calendar days after receiving the Settlement Statement, and (ii) the disputed amount shall be negotiated between Seller and Buyer.  If such negotiations do not result in a resolution of the dispute within fifteen (15) calendar days after Seller’s notice of dispute, the disputed amount shall be determined by one partner designated by the Denver, Colorado office of Deloitte LLP, whose determination shall be consistent with the provisions of this Agreement and shall be final and conclusive.  The disputed amount shall be payable by the parties owing such amount within five (5) Business Days following resolution or determination of the dispute with interest from the Closing Date at the Prime Rate.  Any Adjustment Amount owing under the Settlement Statement not paid within the applicable time period set forth above shall bear interest at the Default Interest Rate from the date such Adjustment Amount became due until paid.

4.5       Determination of Retiree Health Coverage Amount and Underfunded Pension Amount.

(a)        Prior to the Closing, Buyer and Seller shall mutually agree on the Expected Projected Benefit Obligation, as of December 31, 2011, of providing Post-Retirement Health Coverage to the Represented Affected Employees pursuant to the Labor Agreement, which value shall be determined based on the actuarial assumptions used in the actuarial report with results through December 31, 2010, previously delivered by Seller to Buyer (the “Retiree Health Coverage Amount”).

(b)        Prior to the Closing, Buyer and Seller shall mutually agree on the present actuarial value using the Accrued Benefit Obligation, as of December 31, 2011, of the amount necessary to fully fund the Seller’s Represented Pension Plan (as defined in Section 11.2(c)(i)) as of December 31, 2011, which amount shall be determined based on the actuarial assumptions used in the actuarial report with results through December 31, 2010, previously delivered by Seller to Buyer (the “Underfunded Pension Amount”).

(c)        If Buyer and Seller are unable to mutually agree on either (or both) the Retiree Health Coverage Amount or the Underfunded Pension Amount by the date that is fifteen (15) days prior to the Closing Date, then the disputed amount shall be immediately referred to a mutually agreed upon actuary at Towers Watson, whose determination shall be consistent with the provisions of this Agreement and shall be final and conclusive.

4.6       Allocation of Purchase Price.  The Purchase Price shall be allocated among the Transferred Properties in a manner mutually agreed upon prior to the Closing by Seller and Buyer as set forth in Schedule 11.  Seller and Buyer shall use the allocation agreed upon for all reporting purposes having to do with federal, state and local income and franchise taxes.  Seller and Buyer will timely file any forms and information reports required to be filed under Section 1060 of the Code (including IRS Form 8594) and any corresponding provision of state or local tax law.  In addition, Seller and Buyer each agree (i) to file all tax returns and determine all taxes, including all taxes based on or measured by net income or profits, in accordance with and based upon the allocation and (ii) not to take any position inconsistent with such allocation in any audit or judicial or administrative proceeding or otherwise.

ARTICLE 5

CLOSING

5.1       Time and Place of Closing.  The consummation of the sale of the Transferred Properties and other transactions contemplated by this Agreement (the “Closing”) shall be deemed to have occurred at 11:59 p.m. Wyoming time on the Closing Date.  The meeting at which execution or delivery of Closing documents and confirmation of transfer of funds are to occur shall be held at the offices of Davis Graham & Stubbs LLP in Denver, Colorado at 9:00 a.m. local time on the Closing Date (or, if the Closing Date does not occur on a Business Day, on the Business Day immediately preceding the Closing Date), or such other location, date or time as Seller and Buyer may mutually agree in writing.

5.2       Scheduled Closing Date.  The transfer of funds and the delivery of documents required under this Agreement shall occur on the date that is five (5) Business Days following satisfaction of the conditions set forth in Article 6 (other than those conditions that by their nature cannot be satisfied until the Closing, but subject to the fulfillment or waiver of those conditions), or such other date as may be mutually agreed by Buyer and Seller (the date on which the Closing occurs, the “Closing Date”).

5.3       Conveyancing Instruments.  The Owned Real Property to be conveyed at Closing shall be conveyed by special warranty deeds in the form of Exhibit B-1 attached to this Agreement  (and, as to certain properties specifically described in Schedule 1 as being quitclaimed, by quitclaim deeds in the form of Exhibit B-2 attached to this Agreement).  The Leased Real Property and Real Property Contracts shall be transferred by means of conveyancing instruments in the form of Exhibit C attached to this Agreement.  Applicable Contracts, other than the Real Property Contracts, shall be transferred by means of assignment and assumption agreements in the form of Exhibit D attached to this Agreement, or such assignment forms as may be prescribed by the counterparty to such Applicable Contract or by applicable Government Authorities.  The Fixed and Movable Assets and Inventories, shall be transferred by means of bills of sale in the form of Exhibit E attached to this Agreement.  The Applicable Permits and Intellectual Property will be transferred by means of appropriate forms consistent with the requirements of the applicable Government Authority.  The conveyancing instruments contemplated by this Section 5.3 shall be collectively referred to herein as the “Conveyancing Instruments.”

5.4       Deliveries by Seller at Closing.  At the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following:

(a)        all Ancillary Agreements to which Seller or any of its Affiliates are party, in each case duly executed by Seller or its applicable Affiliates, as the case may be;

(b)        Seller’s Closing Certificate; and

(c)        a certificate, dated as of the Closing Date, of an officer of Seller certifying (i) that attached or appended to such certificate is a true and correct copy of the resolutions of the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements to be executed, delivered and performed by Seller pursuant hereto; and (ii) the names and signatures of the duly elected or appointed officer(s) of Seller who are authorized to execute and deliver this Agreement, the Ancillary Agreements and any certificate, document or other instrument in connection herewith or therewith; and

(d)        an affidavit of non-foreign status of Seller in the form of Exhibit F attached to this Agreement.

5.5       Deliveries by Buyer at Closing.  At the Closing, Buyer shall deliver to Seller the following:

(a)        payment of the Purchase Price (net of the Deposit) by wire transfer in immediately available funds and in U.S. dollars pursuant to Article 4;

(b)        all Ancillary Agreements to which Buyer is a party, in each case duly executed by Buyer;

(c)        Buyer’s Closing Certificate; and

(d)        a certificate, dated as of the Closing Date, of an officer of Buyer certifying (i) that attached or appended to such certificate is a true and correct copy of the resolutions of the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements to be executed, delivered and performed by Buyer pursuant hereto; and (ii) the names and signatures of the duly elected or appointed officer(s) of Buyer who are authorized to execute and deliver this Agreement, the Ancillary Agreements and any certificate, document or other instrument in connection herewith or therewith.

5.6     Termination.  This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing Date as follows:

(a)        by Seller or Buyer, if the Closing has not occurred on or before April 15, 2012; provided, however, that such date shall be extended for a maximum of (90) days at the election by notice of either Party solely as necessary to obtain approvals required under the HSR Act in accordance with Section 8.6 or under the Essential Contracts and Essential Permits in accordance with Section 8.4, or (ii) any later Closing Date established by mutual agreement; and provided further that neither Party may terminate this Agreement under this subsection 5.6(a) if it is then in default of any of its obligations under this Agreement;

(b)        by Seller, if any of Buyer’s representations and warranties contained in this Agreement shall have been incorrect as of the Execution Date or shall have become incorrect as of any subsequent date (as if made on such subsequent date, except for any representation or warranty that is made as to a specific date, which is required to be correct as of such specific date) or if any of Buyer’s covenants contained in this Agreement shall have been breached in any respect, which inaccuracy or breach has prevented the satisfaction of any condition to the obligations of Seller to effect the Closing and such inaccuracy or breach has not been cured by Buyer within fifteen (15) days after Buyer’s receipt of notice from Seller;

(c)        by Buyer, if any of Seller’s representations and warranties contained in this Agreement shall have been incorrect as of the Execution Date or shall have become incorrect as of any subsequent date (as if made on such subsequent date, except for any representation or warranty that is made as to a specific date, which is required to be correct as of such specific date) or if any of Seller’s covenants contained in this Agreement shall have been breached in any respect, which inaccuracy or breach has prevented the satisfaction of any condition to the obligations of Buyer to effect the Closing and such inaccuracy or breach has not been cured by Seller within fifteen (15) days after Seller’s receipt of notice from Buyer;

(d)        by Buyer, if despite Buyer Parent’s commercially reasonable efforts, Buyer Parent is unable to consummate a financing of debt securities of at least One Hundred Thirty Million Dollars ($130,000,000) on or before April 15, 2012 on terms and conditions (including pricing) substantially similar to its offering of 10.750% Senior Secured Notes due 2018 completed on February 4, 2011 (the “Debt Financing”);

(e)        by Seller or Buyer, pursuant to Section 8.2(a); or

(f)         by mutual written consent of Buyer and Seller.

5.7       Termination Procedures.  If either Buyer or Seller desires to terminate this Agreement pursuant to Section 5.6, it shall deliver to the other Party a written notice stating that it is terminating this Agreement and setting forth a brief description of the basis for such termination.

5.8       Consequences of Termination.

(a)        If Seller or Buyer terminates this Agreement pursuant to Section 5.6(a), Seller shall immediately return the Deposit to Buyer in immediately available funds, each Party will otherwise be responsible for its own expenses incurred in connection with this Agreement, and neither Party shall have any remedy against the other Party arising out of this Agreement or the termination hereof.

(b)        If Seller terminates this Agreement pursuant to Section 5.6(b), Seller shall be entitled to retain from the Deposit the sum of Two Million Dollars ($2,000,000) as liquidated damages for the failure to close, and shall return the remainder of the Deposit to Buyer.

(c)        If Buyer terminates this Agreement pursuant to Section 5.6(c), Buyer shall be entitled to the immediate return of the Deposit and Buyer shall be entitled to reimbursement by Seller of Two Million Dollars ($2,000,000) as liquidated damages for the failure to close.

(d)        If Buyer terminates this Agreement pursuant to Section 5.6(d), Seller shall be entitled to retain the Deposit, as option consideration due to the nonoccurrence of a closing and as a termination fee.

(e)        If the Closing does not occur for reasons (including under Section 5.6(e) or (f) or Section 8.2(a)) other than as set forth in clauses (a), (b), (c) and (d) of this Section 5.8 and this Agreement is terminated as contemplated herein, Seller shall immediately return the Deposit in immediately available funds, each Party will otherwise be responsible for its own expenses incurred in connection with this Agreement, and neither Party shall have any remedy against the other Party arising out of this Agreement or the termination hereof.

(f)         In view of the difficulty of determining the amount of damages which may result to the non-terminating Party if this Agreement is terminated for the reasons set forth in Sections 5.8(b), 5.8(c) or 5.8(d), and the failure of the terminating Party to consummate the transactions contemplated by this Agreement, Buyer and Seller have mutually agreed that each of the amounts set forth in Sections 5.8(b), 5.8(c) and 5.8(d) shall be paid to or retained, as the case may be, by the non-terminating Party as liquidated damages, and not as a penalty, and this Agreement shall thereafter terminate except for those provisions which by their terms survive termination of this Agreement.  In the event of any such termination, the Parties have agreed that each of the liquidated amounts set forth in Sections 5.8(b), 5.8(c) and 5.8(d) shall be the non-terminating Party's sole and exclusive remedy.  ACCORDINGLY, THE PARTIES HEREBY ACKNOWLEDGE THAT (1) THE EXTENT OF DAMAGES TO THE NON-TERMINATING PARTY CAUSED BY THE FAILURE OF THIS TRANSACTION TO BE CONSUMMATED WOULD BE IMPOSSIBLE OR EXTREMELY DIFFICULT TO ASCERTAIN, (2) THE AMOUNT OF THE LIQUIDATED DAMAGES OR TERMINATION FEES PROVIDED FOR IN EACH OF SECTIONS 5.8(b), 5.8(c) AND 5.8(d) ARE FAIR AND REASONABLE UNDER THE CIRCUMSTANCES AND (3) RECEIPT OF ANY LIQUIDATED DAMAGES OR TERMINATION FEE BY THE NON-TERMINATING PARTY DOES NOT CONSTITUTE A PENALTY.  THE PARTIES HEREBY FOREVER WAIVE AND AGREE TO FOREGO TO THE FULLEST EXTENT UNDER APPLICABLE LAW ANY AND ALL RIGHTS THEY HAVE OR IN THE FUTURE MAY HAVE TO BRING ANY ACTION OR PROCEEDING

DISPUTING OR OTHERWISE OBJECTING TO ANY OR ALL OF THE FOREGOING PROVISIONS OF THIS SECTION 5.8.  By initialing where indicated below, the Parties specifically agree to this liquidated damages provision.

SELLER  WLS                                                                           BUYER  JSG

ARTICLE 6

CLOSING CONDITIONS PRECEDENT

6.1       Seller’s Closing Conditions Precedent.  The obligations of Seller to be performed at the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, each of which may be waived by Seller except as otherwise required by Law:

(a)        Closing Deliveries.  Buyer shall have delivered or caused to be delivered all the documents required for Closing as set forth in Section 5.5.

(b)        Accuracy and Performance of Buyer’s Representations and Covenants.  The representations and warranties of Buyer contained in this Agreement shall be correct in all material respects (or, for those qualified as to materiality or Material Adverse Effect, shall be correct) both as of the Execution Date and as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall be correct as of such date), except as otherwise consented to by Seller in writing.  Each of the covenants of Buyer required by this Agreement to be performed and complied with at or prior to the Closing shall have been duly performed and validly complied with at or prior to the Closing in all material respects.  Seller shall have received a certificate dated the Closing Date executed by an officer of Buyer certifying the substance of this Section 6.1(b) (“Buyer’s Closing Certificate”).

(c)        Absence of Restraining Litigation.  No action or proceeding by or before any Government Authority shall have been instituted or threatened (and not subsequently dismissed, settled or otherwise terminated) which might prohibit, invalidate or materially restrain the transactions contemplated by this Agreement, other than an action or proceeding instituted or threatened by Seller or any of its Affiliates.

(d)        HSR.  Subject to the provisions of Section 8.5, any required waiting periods under the HSR Act shall have expired or been terminated.

(e)        Required Consents.  Subject to the provisions of Section 8.5 and in each case unless Seller fails to use all commercially reasonable efforts as to matters within its control, (i) all notice and consent requirements shall have been satisfied for assignment of the Applicable Contracts identified as “Essential Contracts” in Schedule 2; and (ii) all notice, consent or other regulatory action requirements shall have been satisfied for transfer of the Applicable Permits identified as “Essential Permits” in Schedule 4.

(f)         Chevron U.S.A. Inc. Board Approval.  The Board of Directors of Chevron U.S.A. Inc., a Pennsylvania corporation, shall have passed a resolution approving the execution, delivery and performance of the Ancillary Agreements to which it is a party.  Seller shall initiate and shall continue to seek approval of such resolution, with the objective of having the board take action on the resolution on or before January 15, 2012.

6.2       Buyer’s Closing Conditions Precedent.  The obligations of Buyer to be performed at the Closing shall be subject to the satisfaction at or prior to closing, of the following conditions precedent, each of which may be waived by Buyer except as otherwise required by Law:

(a)        Closing Deliveries.  Seller shall have delivered or caused to be delivered all the closing deliveries set forth in Section 5.4.

(b)        Accuracy and Performance of Seller’s Representations and Covenants.  The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects (or, for those qualified as to materiality or Material Adverse Effect, shall be true and correct) both as of the Execution Date and as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall be true and correct in all respects as of such date), except as otherwise consented to by Buyer in writing.  Each of the covenants of Seller required by this Agreement to be performed and complied with at or prior to the Closing shall have been duly performed and validly complied with at or prior to the Closing in all material respects.  Buyer shall have received a certificate dated the Closing Date executed by an officer of Seller certifying the substance of this Section 6.2(b) (“Seller’s Closing Certificate”).

(c)        Absence of Restraining Litigation.  No action or proceeding by or before any Government Authority shall have been instituted or threatened (and not subsequently dismissed, settled or otherwise terminated) which might prohibit, invalidate or materially restrain the transactions contemplated by this Agreement, other than an action or proceeding instituted or threatened by Buyer.

(d)        HSR.  Subject to the provisions of Section 8.5, any required waiting periods under the HSR Act shall have expired or been terminated.

(e)        Required Consents.  Subject to the provisions of Section 8.5 and in each case unless Buyer fails to use all commercially reasonable efforts as to matters within its control, (i) all notice and consent requirements shall have been satisfied for assignment of the Applicable

Contracts identified as “Essential Contracts” in Schedule 2; and (ii) all notice, consent or other regulatory action requirements shall have been satisfied for transfer of the Applicable Permits identified as “Essential Permits” in Schedule 4.

(f)         No Material Adverse Effect.  Since the Execution Date, there shall not have been any Material Adverse Effect, other than a Material Adverse Effect that has been remedied by Seller or otherwise accepted by Buyer pursuant to Section 8.2.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES

7.1       Seller’s Representations and Warranties.  Seller represents and warrants to Buyer as follows:

(a)        Due Incorporation.  Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Missouri.  Seller has all requisite corporate power and authority to own, lease and operate its properties, to carry on its business as now being conducted.  Seller is in good standing, and is authorized to transact intrastate business, in the State of Wyoming.

(b)        Non-Contravention; Consents.  Neither the execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements, nor the consummation by Seller of the transactions contemplated hereby or thereby, conflicts with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or gives rise to a right of termination, cancellation or acceleration of any obligation or to loss of any material benefit under any provision of (i) the certificate of incorporation or bylaws or other organizational documents of Seller, (ii) any Applicable Contract, or (iii) any judgment, order or decree or Law applicable to Seller or any of the Transferred Properties.  No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Government Authority is required to be obtained or made by or with respect to Seller in connection with the execution, delivery and performance of this Agreement or any of the Ancillary Agreements, or the consummation by Seller of the transactions contemplated hereby or thereby, other than those set forth in Section 7.1(b) of the Disclosure Letter or those that may be required solely by reason of Buyer’s (as opposed to any other third party’s) participation in the transactions contemplated hereby.

(c)        Due Authorization and Enforceability.  Seller has full power and authority to enter into this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and the Ancillary Agreements by Seller have been duly approved, and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement, the Ancillary Agreements or the transactions contemplated hereby and thereby.  This Agreement and the Ancillary Agreements have been duly and validly executed and delivered by Seller and are enforceable against Seller in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect which affect creditors’ rights generally and by legal and equitable limitations on the availability of specific remedies.

(d)        Defaults.  To the Knowledge of Seller and except as disclosed in Section 7.1(d) of the Disclosure Letter, the Applicable Contracts are in full force and effect; there are no defaults by any party thereto, or events that with notice or the lapse of time, or both, would constitute a default by Seller under the Applicable Contracts or any other party thereto; and Seller has not received any notice that any party to any of the Applicable Contracts intends to terminate such agreement.

(e)        Litigation.  Except as disclosed in Section 7.1(e) of the Disclosure Letter, there are no actions, suits or other litigation, proceedings or governmental investigations (including claims of employment discrimination and intellectual property infringement) pending or, to the Knowledge of Seller, threatened by, against or affecting Seller, or any of its Affiliates, or any of the properties or businesses of Seller, which relate to or arise out of Seller’s ownership or operation of the Facilities or the Transferred Properties, or which challenge or seek to prevent, enjoin, alter or delay the transactions contemplated hereby.  Except as disclosed to Buyer in Section 7.1(e) of the Disclosure Letter and except for the Applicable Permits, Seller is not subject to any order, judgment, decree, stipulation or consent order of or with any court or other Government Authority related to the Facilities or the Transferred Properties.

(f)         Represented Employees.  Certain of the Prospective Employees who principally work at or with respect to the Transferred Properties are covered under the Labor Agreement.  No other Prospective Employees are covered under a collective bargaining agreement.  Seller has delivered to Buyer a correct and complete copy of the Labor Agreement.  No Prospective Employees participate in any multi-employer pension plans.  Seller is in compliance with the terms and conditions of the Labor Agreement in all material respects.

(g)        No Brokers.  Neither Seller nor any of its Affiliates has incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement by which Buyer or any of the Transferred Properties would be liable.

(h)        Pending Labor Disputes.  Except as set forth in Section 7.1(h) of the Disclosure Letter:

(i)           Since January 1, 2008, Seller has not received any written notification of any unfair labor practice charges or complaints pending before any agency having jurisdiction thereof, nor are there any current labor union representation claims involving any of the Prospective Employees.  To the Knowledge of Seller, Seller is not the subject of any such threatened charges or claims.

(ii)           No strike, work stoppage, work slow down or lockouts have occurred since January 1, 2008, or are continuing or (to the Knowledge of Seller) are threatened affecting the Transferred Properties, and no proceeding for recognition of a collective bargaining agent is pending in respect of any Prospective Employees.

(iii)           To the Knowledge of Seller, there are no pending grievances filed by Prospective Employees within any collective bargaining unit or by representatives of employees within any collective bargaining unit.  There are no arbitration decisions, settlement agreements, injunctions, consent decrees or conciliation agreements which affect the ongoing operation of the Transferred Properties (other than those specifically listed in Section 7.1(h) of the Disclosure Letter, and other than decisions not directly involving the Transferred Properties).

(i)        Employees.  Schedule 9 sets forth a complete and accurate list of all Prospective Employees and, among other things, each such Prospective Employee’s job title, status (Represented or Non-Represented), rate of compensation, and the date such Prospective Employee’s service commenced; provided, however, that in each case such information shall be provided by Seller at such time and in such manner as permitted by applicable Laws, including without limitation applicable employment and privacy Laws.

(j)        Employee Benefit Plans.

(i)           Disclosure.  Section 7.1(j) of the Disclosure Letter lists each Employee Benefit Plan (A) that Seller sponsors or maintains with respect to the Prospective Employees, their dependents and beneficiaries; (B) to which Seller contributes or has an obligation to contribute for the benefit of the Prospective Employees, their dependents and beneficiaries; and (C) any other Employee Benefit Plan, in each case (A), (B) and (C) under which Buyer has any liability as a result of the transactions contemplated under this Agreement (including any such plan or other arrangement previously maintained by Seller) (each a “Seller Benefit Plan”).  Seller has made available to Buyer true, correct and complete copies of the summary plan description or other material description of each Seller Benefit Plan (including a description of any oral Seller Benefit Plan).  None of the Transferred Properties are subject to any Lien in favor of, or enforceable by, the Pension Benefit Guaranty Corporation.

(ii)           Compliance.  All of Seller’s Employee Benefit Plans have been maintained in form and in operation in material compliance with:  (i) all applicable Laws, (ii) the terms of such Seller’s Employee Benefit Plans, and (iii) where applicable, the terms of the Labor Agreement.

(iii)           Census Data.  Section 7.1(j) of the Disclosure Letter sets forth a complete and accurate list of (A) all current Represented Employees, (B) for each individual identified in subparagraph (A), their date of birth and relevant years of service, and (C) such other data and assumptions as have been used by Seller to calculate the current and future Liability associated with such Post-Retirement Health Coverage and Seller’s Represented Pension Plan; provided, however, that in each case such information, data and assumptions shall be provided by Seller at such time and in such manner as permitted by applicable Laws, including without limitation applicable employment and privacy Laws.

(k)        Intellectual Property.  To the Knowledge of Seller, except for Excluded Intellectual Property, as set forth on Schedule 5 and trade secrets, there is no Intellectual Property owned by or licensed to Seller that is related exclusively to the conduct of operations at the Facilities.  To the Knowledge of Seller, and except as disclosed in Section 7.1(k) of the Disclosure Letter, no Intellectual Property right that is subject to transfer under Section 2.1(f) above is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by Seller in connection with ownership or operations of any of the Transferred Properties.  To the Knowledge of Seller, neither the Seller nor any of its Affiliates is infringing on any Intellectual Property right of others, nor is any Intellectual Property right that is subject to transfer under Section 2.1(f) above being infringed upon by any other party in any material respect.

(l)         Inventories.  All Inventories are owned by Seller free and clear of all Liens except Permitted Encumbrances.

(m)       Environmental Matters.  Except as set forth on Section 7.1(m) of the Disclosure Letter:

(i)           To the Knowledge of Seller, since January 1, 2008, neither Seller nor any of its Affiliates has received any written notice of violation, cessation order, notice of fine or penalty, notice of proposed assessment or other written notice from any Government Authority that Seller or any of its Affiliates is not in compliance with any Environmental Laws or Permits and which relate to any matters or conditions with respect to the Transferred Properties that are not, or have not been, fully and finally resolved as of the Execution Date.

(ii)           To the Knowledge of Seller, since January 1, 2008, none of the Transferred Properties is or has been used to produce, manufacture, process, generate, store, use, handle, recycle, treat, dispose of, manage, ship or transport Hazardous Materials, other than as authorized under applicable Environmental Laws and as customary in the normal course of coal mining operations of the type conducted or previously conducted on such of the Transferred Properties.

(iii)           To the Knowledge of Seller, neither Seller nor any of its Affiliates has received notice from any Government Authority that it is a “potentially responsible party” under Section 107 of CERCLA with respect to the Transferred Properties, the business conducted thereon or any offsite facility or location at which Hazardous Materials from the Transferred Properties are alleged by such authority to have come to be located.

(iv)           To the Knowledge of Seller: (A) no Government Authority having jurisdiction has issued to Seller since January 1, 2008 any written order requiring the investigation or Remediation of soil or groundwater contamination on the Transferred Properties; and (B) to the extent required by Law, there has been no failure since January 1, 2008 by Seller to file reports required by Environmental Laws with any Government Authority with respect to known documented releases of Hazardous Materials at, from, upon, or below the Transferred Properties into or upon the air, surface water, soil, sediment, land surface, subsurface strata, soil vapor or groundwater.

(n)        Financial Statements. Seller has delivered to Buyer true and correct copies of the income statements and balance sheet of Seller for the 12 month period ended December 31, 2010 and the nine-month period ended September 30, 2011 (collectively, the “Financial Statements”).  The Financial Statements were prepared for purposes of reporting to internal management concerning the performance of operations including the Transferred Properties, are not necessarily in compliance with GAAP, may not include allowances or reserves for liabilities or potential liabilities, and may either include or omit allocations or charges for overhead, general and administrative costs, and inter-affiliate services.  Subject to the foregoing qualifications, the Financial Statements have been (and those statements to be delivered for periods ending subsequent to the date hereof will be) prepared from, and in accordance with, the information contained in the books and records of Seller, which have been regularly kept and maintained in accordance with Seller’s normal and customary practices and applicable legal and accounting practices.

(o)        [Intentionally Omitted.]

(p)        Real Property.  Except as disclosed in Section 7.1(p) of the Disclosure Letter:

(i)           Except for Permitted Encumbrances, the Owned Real Property and the Leased Real Property are not subject to any Liens securing the performance of financial obligations under any note, loan agreement or similar instrument monetary indebtedness, or for unpaid Taxes other than assessments for Taxes not yet due or payable.

(ii)           Each of the leases and subleases included in the Leased Real Property is in good standing, valid and in full force and effect in accordance with its respective terms, and there is not, under any of such leases or subleases, any existing material default or event of default (or event which with notice or lapse or time, or both would constitute a material default or would constitute a basis of force majeure or other claim of excusable delay or non-performance) of Seller and, to the Knowledge of Seller, no third party is in default thereunder and no event has occurred that is reasonably likely to result in the revocation or withdrawal of any such leases or subleases.

(iii)           Each of the rights of way and easements appurtenant to the Owned Real Property and Leased Real Property and for use at or in connection with the Owned Real Property and Leased Real Property or the mining of minerals from the Properties (“Rights of Way and Easements”) is in good standing, valid and in full force and effect in accordance with its respective terms, and there is not, under any of such Rights of Way or Easements, any existing material default or event of default (or event which with notice or lapse or time, or both would constitute a material default or would constitute a basis of force majeure or other claim of excusable delay or non-performance) of Seller and, to the Knowledge of Seller, no third party is in default thereunder and no event has occurred that is reasonably likely to result in the revocation or withdrawal of any such Rights of Way or Easements.

(q)        Fixed and Movable Assets.  Seller or its Affiliates has good and valid title to the personal property included in the Fixed and Movable Assets owned by it or its Affiliates and a good and valid leasehold interest in all Fixed and Movable Assets leased by it or its Affiliates, in each case free and clear of any and all Liens, other than Permitted Encumbrances.  Neither Seller nor any of its Affiliates has committed or received written notice of any act or omission on the part of Seller or any of its Affiliates that constitutes or, with the passage of time or the giving of notice or both, would constitute a material defect under any such lease except for such acts or omissions that have been cured, and neither Seller nor any of its Affiliates has granted to any person a security interest in the leasehold interest in any such lease.  True and correct copies of each lease related to Fixed and Movable Assets requiring an aggregate payment by Seller or any of its Affiliates of $25,000 or more in any single year have been made available and delivered, to Buyer.

(r)         Inclusion of Assets.  The Owned Real Property, the Applicable Contracts, Applicable Permits and the Fixed and Movable Assets include all of the real property, contract rights, Permit rights and equipment owned by Seller or its Affiliates as of the date of this representation that, in the aggregate, is required for the coal mining operations at the Facilities as such mining operations have been conducted during the 12 month period preceding the Execution Date or is required for conducting operations in accordance with the mining plan in effect as of such date for the Permit to Mine 379-T8 referenced in Schedule 4, excluding in each case the Excluded Items.

(s)         Royalties.  Set forth in Section 7.1(s) of the Disclosure Letter is a true and complete list of all advance and production royalties that are more than sixty (60) days past due on the production of coal by Seller and any of its Affiliates at the Facilities.  Except as set forth on Section 7.1(s) of the Disclosure Letter, Seller or one of its Affiliates has fully, timely and properly paid all such royalties and Seller has received no notices of default or notices of audits in connection with the payment of such royalties, and, to the Knowledge of Seller, neither Seller nor any of its Affiliates has taken any acts or omissions to act which could constitute a default or create any audit rights in favor of any third party in connection with the payment of any such royalties.

(t)         Material Contracts.

(i)           Other than the Applicable Contracts and except as set forth in Section 7.1(t) of the Disclosure Letter, there are no contracts or agreements to which Seller or any of its Affiliates is a party or bound that relate to any of the Transferred Properties or the Inventories:

(A)           for the purchase or sale of real or personal property at a price in excess of $25,000 per annum;

(B)           for the lease or sublease of real or personal property by Seller or any of its Affiliates;

(C)           for the purchase or sale of services, other than utility contracts, at an annual amount in excess of $250,000 and with an unexpired mandatory term as of the Closing Date in excess of one (1) year;

(D)           for the employment of any Person, as an officer, employee or consultant;

(E)           for the borrowing of money;

(F)           the payment or receipt of license fees, commissions or royalties to or from any Person in excess of $250,000 annually;

(G)           restricting in any manner the right of Seller or any of its Affiliates to compete with any other Person or to do business with any other Person;

(H)           any partnership, joint venture or limited liability company operating agreement;

(I)           for the purchase, sale or transport of coal, involving individually more than $100,000 on an annual basis (collectively, the “Coal Supply Agreements”);

(J)           with coal brokers for the sale of coal;

(K)            any other contract that provides for the receipt or expenditure by Seller or any of its Affiliates of more than $25,000 individually, or $100,000 in the aggregate, during any twelve (12) month period.

(L)           collective bargaining agreements or any agreements that contain any severance pay liabilities or obligations (other than general corporate policies or practices);

(M)           bonus, deferred compensation, pension, profit-sharing, stock option or purchase plans, retirement retainer, welfare or incentive plans, or other material employee benefit plans or agreements;

(N)           notes, bonds, indentures or guarantees that involve a potential Liability of more than $25,000;

(O)           agreements, contracts or commitments relating to capital expenditures and involving future payments that, together with future payments under all other agreements, contracts or commitments relating to the same capital project, exceed $100,000;

(P)           constituting an agreement to supply or provide contract mining services;

(Q)           constituting a letter of credit, surety bond or other credit support instrument issued by any insurance company, bank or other financial institution for the account of Seller or any of its Affiliates or as to which any of the Transferred Properties collateralize the reimbursement obligations in respect of such letter of credit, surety bond or other credit support instrument;

(ii)        Section 7.1(t) of the Disclosure Letter and Part C of Schedule 2 collectively describe all Coal Supply Agreements to which Seller or any of its Affiliates is a party.  To the Knowledge of Seller, neither Seller nor any of its Affiliates has received within the prior six (6) months, written notice from any party to a Coal Supply

Agreement threatening to suspend shipments under such Coal Supply Agreement due to an alleged breach by Seller or any of its Affiliates of such Coal Supply Agreement.  Except as disclosed in Section 7.1(t) of the Disclosure Letter:

(A)           No Coal Supply Agreement has been modified or amended.

(B)           Each Coal Supply Agreement is valid, binding and enforceable and is in full force and effect against Seller or any of its Affiliates that are parties thereto, and, to the Knowledge of Seller, as to any other party thereto.

(C)           To the Knowledge of Seller, no party is in material breach or default of any Coal Supply Agreement. Seller has no Knowledge of any event that has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification or acceleration under any Coal Supply Agreement.

(D)           There have been no whole or partial assignments or other transfers of any of the Coal Supply Agreements or of any interest therein by Seller or any of its Affiliates.

(E)           None of the parties to any of the Coal Supply Agreements has made any written claim to Seller or any of its Affiliates, either by contractually required notice or otherwise, of the existence of any force majeure events, which materially affect or could materially affect future deliveries under such Coal Supply Agreement.

(F)           No written claims have been made or, to the Knowledge of Seller, threatened under any economic hardship or similar provisions of any of the Coal Supply Agreements.

(G)           There have been no written demands by any of the parties to any of the Coal Supply Agreements for adequate assurance of performance, whether made pursuant to the terms of the Coal Supply Agreements or pursuant to statutory or common law.

(H)           There are no pending or, to the Knowledge of Seller, threatened material pricing disputes under the Coal Supply Agreements.

(I)           No party to any of the Coal Supply Agreements has currently suspended or, to the Knowledge of Seller, threatened to suspend its performance of the terms and conditions of the applicable Coal Supply Agreement either under the terms of such Coal Supply Agreement or otherwise.

(J)           Since January 1, 2011, to the Knowledge of Seller, none of the customers or sellers under any of the Coal Supply Agreements has sought to renegotiate, alter or terminate any of the terms of the Coal Supply Agreements by any means, including, but not limited to, litigation, arbitration, renegotiation under the terms of the Coal Supply Agreements or renegotiation outside of the terms of the Coal Supply Agreements.

(K)           Seller is not obligated to deliver any material quantities of coal under any Coal Supply Agreement, the consideration for which has been pre-paid.

(u)        Compliance with Laws.  Except as disclosed in Section 7.1(u) of the Disclosure Letter, (i) there is not pending, or, to the Knowledge of Seller, threatened any application, petition, complaint, challenge, objection or other pleading or notice of violation from any Government Authority which challenges or questions the validity of any rights of any holder under any issued Permit or any application for any Permit; (ii) no proceeding by any Government Authority has been instituted or, to the Knowledge of Seller, threatened or is contemplated seeking the suspension, termination, modification, revocation, alteration or amendment of any Permit or to declare any Permit invalid in any material respect; and (iii) neither Seller nor to the Knowledge of Seller any of Seller’s Affiliates has received any written notice of noncompliance with respect to any Laws with respect to the Transferred Properties since January 1, 2008.

(v)        Applicable Permits.  Complete and correct copies of each Applicable Permit and Applicable Permit application have been made available to Buyer.  All Applicable Permits are currently in full force and effect, and no Applicable Permit application filed by Seller or any of its Affiliates contains an intentional or willful misstatement or omission of a material fact.  Except as disclosed in Section 7.1(v) of the Disclosure Letter, (i) there is not pending or, to the Knowledge of Seller, threatened any application, petition, complaint, challenge, objection or other pleading or notice of violation from any Government Authority which challenges or questions the validity of any rights of the holder under any issued Applicable Permit; (ii) no proceeding by any Government Authority has been instituted or, to the Knowledge of Seller, threatened or is contemplated seeking the suspension, termination,  modification, revocation, alteration or amendment of any Applicable Permit or to declare any Applicable Permit invalid in any material respect; (iii) neither Seller nor to the Knowledge of Seller any of Seller’s Affiliates has received any written notice of noncompliance with respect to any Applicable Permit or pending Applicable Permit application since January 1, 2008.

(w)       Bonds.  Except as disclosed in Section 7.1(w) of the Disclosure Letter, Schedule 8 lists all bonds, including reclamation bonds, currently in force with respect to the Transferred Properties.  All such policies are in full force and effect and all premiums, assessments and other charges due thereunder have been paid.

(x)        Taxes.  In each case as applicable to the Transferred Properties:

(i)           Seller has timely filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects and were prepared in substantial compliance with all applicable laws and regulations. All Taxes owed by Seller (whether or not shown or required to be shown on any Tax Return) have been paid. Seller is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction. There are no

Liens on any of the assets of Seller that arose in connection with any failure (or alleged failure) to pay any Tax.

(ii)            Seller has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(iii)           To Seller’s Knowledge, no authority will assess any additional Taxes for any period for which Tax Returns have been filed. To Seller’s Knowledge, there is no dispute or claim concerning any Tax Liability of Seller.

(iv)           Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(v)           The unpaid Taxes of Seller do not exceed the amount identified as a liability for Taxes on the Settlement Estimate.

(vi)           Seller is not a party to any Tax allocation or sharing agreement other than through Seller’s participation in the Chevron Corporation consolidated group. Seller has not been a member of an affiliated group filing a consolidated federal Income Tax Return within the past seven years (other than a group the common parent of which was Chevron Corporation). Seller has no liability for the Taxes of any person (other than itself) under Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(vii)           Other than transfers solely within the Chevron Corporation consolidated group, Seller has not distributed stock of another person, nor had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or Code § 361.

(y)        Non-Foreign Status.  Seller is not a “foreign person” as such term is used in Section 1445 of the Code.

7.2       Buyer’s Representations and Warranties.  Buyer represents and warrants to Seller as of the Execution Date as follows:

(a)        Due Incorporation.  Buyer is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of its formation.  Buyer has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted.  Buyer has filed applications prior to the Execution Date to be authorized to transact intrastate business in the State of Wyoming, and will be in good standing, and authorized to transact intrastate business, in the State of Wyoming as of the Closing Date.

(b)        Non-Contravention; Consents.  Neither the execution, delivery and performance by Buyer of this Agreement, nor the consummation by Buyer of the transactions contemplated hereby or thereby, conflicts with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or gives rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under any provision of (i) the certificate of incorporation or bylaws or other organizational documents of Buyer, (ii) any contract or agreement, or (iii) any judgment, order or decree or Law applicable to Buyer, other than such violation as would not reasonably be expected to prevent or materially delay Buyer’s ability to perform its obligations under this Agreement.  Other than as contemplated by this Agreement pursuant to the HSR Act, no consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Government Authority is required to be obtained or made by or with respect to Buyer in connection with the execution, delivery and performance of this Agreement or any of the Ancillary Agreements, or the consummation by Buyer of the transactions contemplated hereby or thereby or those that may be required solely by reason of Seller’s (as opposed to any other third party’s) participation in the transactions contemplated hereby.

(c)        Due Authorization and Enforceability.  Buyer has full power and authority to enter into this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and the Ancillary Agreements by Buyer have been duly and validly approved and no other proceedings on the part of Buyer are necessary to authorize this Agreement, the Ancillary Agreements or the transactions contemplated hereby and thereby.  This Agreement and the Ancillary Agreements have been duly and validly executed and delivered by Buyer and are enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect which affect creditors’ rights generally and by legal and equitable limitations on the availability of specific remedies.

(d)        No Brokers.  Buyer has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement by which Seller or any of its Affiliates would be liable.

(e)        Non-Foreign Status.  Buyer is not a “foreign person” as such term is used in Section 1445 of the Code.

(f)         Financial Assurance. Buyer has evaluated the bonds and other security requirements described in Schedule 8 and has the financial capability to furnish or cause to be furnished the replacement security on or prior to the Closing Date pursuant to Section 8.7.

(g)        Experienced Investor.  Buyer and its Affiliates have has been engaged in the mining and natural resources businesses relevant to the assets transferred hereunder.  Buyer and its Affiliates are experienced with the operations and ownership obligations for assets such as the Transferred Properties.  Buyer represents that it has conducted a due diligence investigation of the Transferred Properties.  Prior to entering into this Agreement, Buyer was advised by its own legal, tax and other professional counsel concerning this Agreement, the Transferred Properties and the value thereof.  Buyer is aware of the risks and uncertainties of an investment in the assets transferred hereunder and is able to absorb a loss of its investment.

7.3       Exclusivity of Warranties and Specific Disclaimers.  Buyer acknowledges that at Closing it will acquire the Transferred Properties on the basis of its own investigation of the physical condition of the Transferred Properties and assume the risk that adverse conditions outside the scope of Seller’s representations and warranties set forth in Section 7.1 may not be revealed by Buyer’s own investigation.  Buyer acknowledges that, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, (i) THE TRANSFERRED PROPERTIES ARE SOLD “AS IS” AND “WITH ALL FAULTS,” (ii) NO WARRANTY, EXPRESS OR IMPLIED IN FACT OR BY LAW, WHETHER OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, CONDITION OR OTHERWISE, CONCERNING THE TRANSFERRED PROPERTIES HAS BEEN MADE TO BUYER, AND (iii) BUYER’S REMEDIES AGAINST SELLER AND SELLER’S LIABILITIES TO BUYER FOR CONDITIONS ASSOCIATED WITH THE TRANSFERRED PROPERTIES ARE LIMITED TO THOSE PROVIDED IN THIS AGREEMENT.

ARTICLE 8

PRE-CLOSING COVENANTS

8.1       Buyer’s Inspections.

(a)        Prior to the Execution Date, Buyer has had the opportunity to conduct due diligence reviews of the Transferred Properties in accordance with the Confidentiality Agreement, including the review of certain information with respect to the finances, operations, financial and operating results, markets, customers and suppliers, properties, methods of doing business, personnel, contracts, commitments or contingencies or legal affairs involving the Transferred Properties, as well as the products, processes or scientific, technical or engineering information developed, owned or licensed by Seller that are related to the Transferred Properties.  Buyer shall have the right between the Execution Date and the Closing Date to inspect the Transferred Properties, public records and the records made available by Seller to Buyer pursuant to the Confidentiality Agreement with respect to the quality and validity of Seller’s title to the Transferred Properties, and to conduct such other due diligence that Buyer may in its sole discretion reasonably deem necessary or desirable.

(b)        Seller hereby grants to Buyer and its representatives the right at Buyer’s sole risk to enter onto the Transferred Properties during regular business hours from time to time upon reasonable notice to Seller, for the purposes of inspection of the Transferred Properties.  If Buyer plans to conduct any activities on the Transferred Properties which may affect Seller’s operations, Buyer shall provide Seller with written notification of such plans and shall obtain Seller’s written approval and all necessary approvals from Government Authorities prior to conducting any such activities; provided, however, that no such activities will include any soil or groundwater sampling without the written consent of Seller, which consent shall not be unreasonably withheld or delayed.

(c)        Buyer waives and releases all claims against Chevron Corporation and its Affiliates, and their directors, officers, employees and agents, for injury to or death of any persons or damage to property arising in any way from the exercise of rights granted to Buyer by this Section 8.1 or the activities performed pursuant to this Section 8.1 by Buyer or its  representatives on the Transferred Properties, except to the extent such claim results from the negligence or willful misconduct of Seller, Chevron Corporation or any of their Affiliates, or from the breach of any duty imposed by applicable law upon Seller, Chevron Corporation or any of their Affiliates.

(d)        Buyer shall maintain at a minimum the following types and amounts of insurance with respect to the exercise by Buyer and their representatives of the rights granted in this Section 8.1:

(i)           commercial general liability and property damage insurance with limits of not less than $2,000,000 combined single limit per occurrence;

(ii)          automobile liability insurance with a $2,000,000 limit;

(iii)         workers’ compensation insurance with limits as required by law; and

(iv)         employer’s liability insurance with a $2,000,000 limit.

(e)        Buyer shall release, defend, indemnify and hold harmless Chevron Corporation and its Affiliates, and their directors, officers, employees and agents, from and against any and all Losses arising out of (i) any and all statutory or common law liens or other encumbrances for labor or materials furnished in connection with such rights granted hereunder, including samplings, studies or surveys that Buyer may conduct with respect to the Transferred Properties pursuant to this Section 8.1, or (ii) any injury to or death of persons or damage to property occurring in, on or about the Transferred Properties as a result of Buyer’s exercise of the rights granted hereunder or activities conducted pursuant to this Section 8.1.  This indemnity shall not apply to the extent that it is void or otherwise unenforceable under applicable law in effect on or validly retroactive to the Execution Date and shall not apply where such loss, cost, damage, injury, liability or claim is the result of the negligence or willful misconduct of any Indemnitee or of the breach of any duty imposed by applicable law upon any Indmenitee.

(f)         Buyer shall not permit its activities permitted by this Section 8.1 to unreasonably interfere with the business and operations of the Transferred Properties, and agrees that such inspections shall be subject to the Confidentiality Agreement.  All of Buyer’s activities shall be conducted in compliance with Laws and Seller’s safety rules.

8.2       Operation of Transferred Properties Prior to Closing.

(a)        In the event a Material Adverse Effect to or affecting the Transferred Properties arises between the Execution Date and the Closing Date and such event results in a reduction of the economic value of the Transferred Properties or Inventories by more than Five Million Dollars ($5,000,000), Seller shall promptly notify Buyer of such event.  If Seller remedies the Material Adverse Effect in a manner reasonably satisfactory to Buyer, this Agreement shall continue in full force and effect in accordance with the terms and conditions thereof.  Alternatively, the Parties may elect to negotiate an appropriate adjustment to the terms of this Agreement to reflect the impact of such Material Adverse Effect.  If Seller does not remedy the Material Adverse Effect or no alternative adjustment is agreed, either Seller or Buyer may elect to terminate this Agreement by written notice to Seller given within thirty (30) calendar days after becoming aware of such Material Adverse Effect, in which event Seller shall refund the Deposit as provided in Article 5.8, and neither Party shall have any further rights or obligations hereunder.  If no such notice of termination is timely given, (i) this Agreement shall continue in effect, and upon the Closing, Seller shall further assign to Buyer any claims against third parties resulting from such Material Adverse Effect (other than claims under the Chevron Policies, or claims for expenses incurred by Seller in remedying the Material Adverse Effect), and (ii) Buyer shall be foreclosed from asserting any claim against Seller or its Affiliates under this Agreement or otherwise, whether for breach of contract, tort, or other legal or equitable theory, for breach of representation, warranty, covenant or otherwise arising from such Material Adverse Effect.

(b)        Except as otherwise provided herein or with the prior written approval of Buyer between the Execution Date and the Closing Date, Seller shall (and shall cause Seller’s Affiliates to) operate the Transferred Properties in the ordinary course of business, consistent with past practice and prudent mining industry practice, and shall not sell, transfer or abandon any portion of the Transferred Properties belonging to Seller or any of Seller’s Affiliates; provided that Seller may sell, transfer or abandon in the ordinary course of the operations consistent with past practices (i) Inventories of any value or (ii) other items having a per item fair market value of less than $20,000 of furniture, motor vehicles, rolling stock, tools, implements, appliances, machinery, equipment, improvements or other tangible personal property or trade fixtures forming a part of the Transferred Properties.

8.3       Announcements.  Except for disclosures that Seller or Buyer reasonably believe are required by Law or any securities exchange to which Seller or Buyer may be subject, neither Seller nor Buyer shall issue any press release or otherwise make any public announcement on or prior to the Closing Date with respect to this transaction without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed.

8.4       Requirements for Transfer of Certain Transferred Properties.

(a)        Transfer of Leased Real Property, Real Property Contracts and Applicable Permits.  Commencing on the Execution Date, Buyer and Seller shall use their commercially reasonable efforts, each as to matters within its control, to cause the Leased Real Property, the Real Property Contracts and the Applicable Permits granted by a Government Authority to be transferred to or reissued in favor of Buyer as of the Closing Date.  Effective on transfer or reissuance of each such Leased Real Property interest, Real Property Contract or Applicable Permit, Buyer shall assume and agree to perform all duties thereunder from and after the Closing.  The Leased Real Property interests, Real Property Contracts or Applicable Permits identified as requiring notice, consent or action by any Government Authority or third party shall not be assigned until and unless the notice, consent or action requirement shall have been satisfied.  Seller and Buyer shall use their commercially reasonable efforts, each as to matters within its control, to satisfy such requirements as soon as reasonably practicable.

(b)        Transfer of Other Contracts.  At and effective as of the Closing, Seller shall transfer and assign all of its rights, and delegate performance of all its duties to Buyer, under the Other Contracts and Buyer shall assume and agree to perform all duties of Seller under each such Other Contract.  Without limitation, such assumption by Buyer includes its assumption of any termination charges associated with a termination of any such Other Contract made after the Closing as a result of any cause other than the assignment of such Other Contract from Seller to Buyer.  Notwithstanding the foregoing, the Other Contracts described in Part C of Schedule 2 as requiring notice to or consent from third parties shall not be assigned until and unless the notice or consent requirement shall have been satisfied.  Commencing on the Execution Date, Buyer and Seller shall use their commercially reasonable efforts, each as to matters within its control, to satisfy such requirements as of the Closing Date.

(c)        Transfer of Records. Commencing on the Effective Date, Seller shall use Seller’s commercial reasonable efforts to locate, assemble and, if necessary, relocate to the Real Property, all of the Records that are subject to transfer pursuant Section 2.2(g) above.

(d)        Costs of Transfer.  Buyer and Seller shall each bear its own costs and expenses incurred in connection with the transfer, amendment, reissuance or issuance of the Applicable Contracts and Applicable Permits.  Buyer, at its sole expense, shall provide bonds or other security as may be required by Government Authorities or third parties for the transfer or reissuance of the Applicable Permits or Applicable Contracts to Buyer.

8.5       Transfer of Deferred Contracts, Transition Permits and other Deferred Property.

(a)        Transition Permits and Real Property Leases and Contracts.  If for any reason any Permit, Leased Real Property or Real Property Contract is not transferred to Buyer or reissued in the name of Buyer as of the Closing Date, and the Closing occurs, then Seller shall, to the extent allowed by applicable Law, maintain each such Permit, Leased Real Property or Real Property Contract (each a “Transition Item”) in full force and effect for the Transfer Period and Seller shall allow Buyer to use and operate under each such Transition Item until Buyer has obtained such Transition Item in its own name.  Seller shall maintain any related bond, letter of credit, guarantee or other security or support required by Law or Government Authorities for each such Transition Item (the “Transition Bonds”) until the earlier of the transfer or reissuance of such Transition Item or the end of the Transfer Period.  Buyer agrees to reimburse Seller for bond premiums, fee payments and other direct costs incurred by Seller in connection with the maintenance of the Transition Items and the Transition Bonds from the Closing Date up to the date that the transfer or reissuance of the Transition Item occurs and the Transition Bond related thereto is released.  Buyer shall cause the transfer or reissuance of all the Transition Items and the release of all Transition Bonds by the end of the Transfer Period, and Seller shall continue to cooperate with Buyer and use its commercially reasonable efforts to cause the Transition Items to be transferred to or reissued in the name of Buyer.  At such time after the Closing Date as a consent or other requirement to the transfer or reissuance of any such Transition Item is obtained, then such Transition Item shall automatically be transferred to or reissued in the name of Buyer for no additional consideration by means of the applicable conveyancing instrument described in Section 5.3.

(b)        Deferred Contracts.  In the event that any consent or other prerequisite to the transfer or assignment of any Applicable Contract (other than an Essential Contract) has not been satisfied as of Closing (each a “Deferred Contract”), and the Closing occurs, then Seller shall cooperate with Buyer and use its commercially reasonable efforts to:  (i) maintain each such Deferred Contract in full force and effect until consent is obtained and such Deferred Contract is assigned to Buyer; (ii) provide to Buyer, to the extent permitted by Law, the full benefit of any such Deferred Contract; (iii) provide the full benefit of such Deferred Contract to Buyer using any reasonable and lawful arrangement, including subcontracting, subleasing or performance thereunder by Buyer as Seller’s agent; (iv) enforce for the account and benefit of Buyer any and all rights of Seller arising from such Deferred Contracts and the performance thereof; and (v) obtain the necessary consents and cause the Deferred Contracts to be transferred and assigned to Buyer.  During the period of time commencing on the Closing and continuing after the Closing Date until the Deferred Contract has been transferred or reissued to Buyer, Buyer shall comply with all of the obligations of Seller under such contract, and unless otherwise required by Seller Buyer shall make payments owing to the other party under each such contract prior to the date on which such payment is due; provided, however, that Seller or its Affiliate shall complete and submit all required royalty payment reports to the U.S. Department of the Interior for any Deferred Contracts that are federal leases, and Buyer shall provide to Seller timely and accurate information necessary for preparation of those reports.  At such time after the Closing Date as a consent to the assignment of any such Deferred Contract is obtained, then such Deferred Contract shall automatically be transferred and assigned to Buyer for no additional consideration by means of the applicable Conveyancing Instrument.

(c)        Transition Permit Violations.  If Seller receives a notice of violation under any Transition Item following the Closing Date but before the transfer or reissuance of such Transition Item, which is based on or arises out of the activities or operations of Buyer after the Closing Date, Seller will promptly notify Buyer, and Buyer shall be responsible for curing such violation and any obligation or liability associated therewith pursuant to Buyer’s indemnity obligation in Section 3.2 above.  If Seller determines, in its reasonable discretion, that Buyer will not cause such violation to be cured in the time period required by applicable Laws, then Seller shall have the right to cure such violation for the account and at the expense of Buyer, after first providing Buyer with written notice of Seller’s intent to cure and a reasonable opportunity to either cure the violation or contest the violation.

8.6       Other Government Authority Reviews and Approvals.

(a)        Pre-Merger Notification.  The consummation of the transactions contemplated by this Agreement may be subject to the pre-merger notification requirements of Section 7A of the Clayton Act (15 U.S.C. § 18a) as enacted by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”).

(b)        Ownership Change Filings.  Buyer and Seller shall promptly and diligently make all necessary filings with appropriate Government Authorities in order to transfer ownership and operation of the Transferred Properties from Seller to Buyer.

(c)        Approval Process.  In connection with the review and approval requirements referenced in this Section 8.6, Buyer and Seller shall each use its reasonable best efforts to:

(i)           take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transaction contemplated hereby as promptly as practicable;

(ii)           as promptly as practicable, obtain from any Government Authority or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by Seller or Buyer in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(iii)           as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under (A) the HSR Act and any related governmental requests thereunder, and (B) any other applicable Law; and

(iv)           execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

Seller and Buyer shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting reasonable additions, deletions or changes suggested in connection therewith.  Seller and Buyer shall use their respective reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law in connection with the transactions contemplated by this Agreement.

(e)       Antitrust Clearance.  Seller and Buyer shall cooperate and use their respective reasonable best efforts to obtain any government clearances or approvals required for Closing under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively the “Antitrust Laws”), to respond to any government requests for information under any Antitrust Laws, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an “Antitrust Order”) that restricts, prevents or prohibits the consummation of the transaction contemplated by this Agreement under any Antitrust Laws.  The Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Laws.

8.7       Replacement or Provision of Security.  By or as soon as practicable following the Closing Date, and subject to Section 8.5(a) above, Seller and Buyer shall cause to be released and returned to Seller any bonds or other security provided by Seller or any of its Affiliates to Government Authorities or other third parties in connection with the Transferred Properties as described in Schedule 8 attached to this Agreement.  Buyer shall arrange for substitute security for any commitments which are canceled or terminated pursuant to this Section.  Buyer shall cause to be furnished any bonds or other security required in connection with the ownership, operation, maintenance, improvement, use, permitting, Reclamation or closure of the Transferred Properties after the Closing. As a result of such substitution of security, Buyer shall be responsible for any claims made after the Closing Date against security furnished by Buyer regardless of whether such claims arise out of or are attributable to events or occurrences before or after the Closing Date.  If any of the bonds or other security referenced in Schedule 8 is not released and returned by the Closing Date, without limiting the foregoing, (i) with respect to security on Schedule 8 for Permit 379-T8, Buyer shall deliver to Wyoming Department of Environmental Quality at the Closing at Buyer's expense bonds or other security, from issuers and in forms reasonably satisfactory to Seller, so that Wyoming Department of Environmental Quality may draw on such Buyer security in the event of a claim on the Seller security; and (ii) with respect to other obligations in Schedule 8, Buyer shall deliver to Seller at Buyer's expense bonds or other security in favor of Seller on the same terms as the security of Seller that is outstanding, from issuers and in forms reasonably satisfactory to Seller, so that Seller may draw on such Buyer security in the event of a claim on the Seller security.

8.8       Real Property Title Matters.  Buyer shall, at its own expense, conduct such title examination of the Real Property that it deems appropriate prior to Closing, pursuant to Section 8.1(a) above.  Seller makes no warranty of title to the Real Property except as set forth in Section 7.1(p) above and as set forth in the Conveyancing Instruments.

8.9       Exclusivity.

(a)       Prior to the Closing or until this Agreement is terminated in accordance with its terms, Seller will not and will cause its Affiliates (including the Seller Parent) not to solicit, continue inquiries, encourage, facilitate, initiate any contact, enter into discussions or negotiations, furnish any information with respect to or enter into any agreement, understandings or other instruments (whether or not binding) with any Person other than Buyer or its Affiliates concerning the submission of any proposal or offer from any Person relating to any of the following:  (i) a liquidation, dissolution or recapitalization of, (ii) a merger or consolidation with or into, (iii) an acquisition or purchase of any material assets of or any material portion of the assets of, or any equity interest in, or (iv) any similar transaction or business combination involving, in each case, the Transferred Properties.  Seller and Seller Parent shall, and shall cause their respective Affiliates to, discontinue immediately any negotiations or discussions with respect to any of the foregoing.

(b)       In addition to the other obligations under this Section 8.9, until this Agreement is terminated in accordance with its terms, Seller shall promptly (and in any event within two (2) Business Days after receipt thereof by Seller, Seller Parent or any of their Affiliates) advise Buyer orally and in writing of any proposal of the kind described in Section 8.9(a) (including the proposed terms thereof), any request for information with respect to any such proposal, or any inquiry with respect to a proposal of the kind described in Section 8.9(a).

8.10     Debt Financing Assistance.  Seller shall, and shall cause the Seller’s Affiliates, accountants, consultants, legal counsel, officers and employees, to provide Buyer Parent and Buyer and potential financing sources cooperation reasonably requested by Buyer Parent and Buyer and potential financing sources in connection with the Debt Financing.

ARTICLE 9

POST-CLOSING COVENANTS

9.1       Termination of Rights to Seller’s Insurance.

(a)       Buyer acknowledges that the Seller and its Affiliates have maintained programs of property and liability insurance or self-insurance coverage for themselves and their Affiliates and insurance policies that are insured or reinsured by commercial insurers, qualified self-insurance programs, matching deductible policies, Affiliates or that require the payment of retrospective premium adjustments to cover losses.  All of the insurance policies and programs through which such coverage is presently or have previously been provided (including without limitation all employers’ liability insurance policies) by Seller and its Affiliates are herein called the “Chevron Policies.”

(b)       It is the understanding and intention of Seller and Buyer that:

(i)           from and after the Closing, no insurance coverage shall be provided for Buyer under the Chevron Policies relating to any person  or to the Transferred Properties; and

(ii)           from and after the Closing, no claims regarding any matter whatsoever, whether arising from events occurring prior to, at or after Closing, shall be made by Buyer against or with respect to the Chevron Policies.

(c)       Buyer, on behalf of itself and its successors and assigns, hereby releases, to the extent permitted by applicable Law, Seller and their Affiliates from any claim made after the Closing against or with respect to any of the Chevron Policies by or through Buyer.

(d)       Nothing contained in this Section 9.1 shall in any way limit, impair or constitute a release or discharge of any right of Buyer or obligation of Seller with respect to any representation, warranty, covenant, agreement, indemnity (including pursuant to Section 3.1 above) or other obligation of Seller contained in this Agreement (regardless of whether the same was, is or may be covered by any insurance described herein), all of which rights and obligations shall continue in full force and effect.

9.2       Removal of Proprietary Information.  Except as provided in any third party license included in the Transferred Properties, Seller may remove from the Facilities all proprietary information in tangible or intangible form that is excluded from the Transferred Properties pursuant to Section 2.3.

9.3       Replacement of Seller’s Identification.  Buyer shall, at its own expense and in a timely manner not exceeding thirty (30) calendar days after the Closing, or such longer period of time as to particular items as consented to by Seller, which consent shall not be unreasonably withheld, remove or cause to be removed all signs and placards which identify Seller, or any Affiliate of Seller, as prior owner or operator of each of the Transferred Properties, including any usage of trademarks or trade names of Seller and its Affiliates.  Buyer shall, at its own expense and in a timely manner not to exceed one week after the Closing, or such longer period of time as to particular items as consented to by Seller, which consent shall not be unreasonably withheld, erect or install signs and placards as may be required by any Government Authority identifying Buyer as the owner and/or operator of each of the Transferred Properties.

9.4       Transition Services Agreement.  Effective on the Closing Date, Seller and Buyer shall enter into a Transition Services Agreement for the provision of administrative and operational services by Seller and its Affiliates to Buyer during a transition period commencing on the Closing Date (the “Transition Services Agreement”).  The Transition Services Agreement shall be substantially in the form of Exhibit G attached hereto.

9.5       Seller Parent Guaranty.  Seller shall cause Chevron Global Energy Inc., a Delaware corporation (“Seller Parent”), to execute and deliver to Buyer on the Closing Date a Seller Parent Guaranty in the form of Exhibit H attached hereto (the “Seller Parent Guaranty”).

9.6       Buyer Parent Guaranty.  Buyer shall cause Westmoreland Coal Company, a Delaware corporation (“Buyer Parent”), to execute and deliver to Seller on the Closing Date a Buyer Parent Guaranty in the form of Exhibit I attached hereto (the “Buyer Parent Guaranty”).

9.7       Payment of Accounts Payable.  Seller covenants and agrees to (or will cause its Affiliates to) timely pay all accounts payable under the Applicable Contracts that are being retained by Seller in the ordinary course of business, consistent with Seller’s or its Affiliate’s, as applicable, past practice and subject to resolution of good faith disputes.

9.8       Sulfur Pipeline Agreement.  Buyer acknowledges that the May 6, 1976 Coal Mining Lease Agreement between Rock Springs Royalty Company and Seller (as successor in interest to FMC Corporation) referenced in Part A of Schedule 2 is encumbered by that certain Agreement Not to Develop dated December 2011 between Seller and Chevron U.S.A. Inc. with respect to a portion of the leased property traversed by a sulfur pipeline and related assets of Chevron U.S.A. Inc. From and after the Closing, Buyer affirmatively accepts the Agreement Not to Develop and agrees to comply with all obligations of Seller thereunder.

ARTICLE 10

TAXES

10.1     Transfer Taxes.  Notwithstanding Section 10.3(a), any recording fees, transfer Taxes, sales Taxes, use Taxes, real property transfer Taxes, asset transfer Taxes, documentary stamp Taxes or other similar charges, including interest, additions to Tax and penalties thereon (“Transfer Taxes”) imposed on the conveyance of the Transferred Properties by any governmental body shall be promptly paid by Buyer (or reimbursed to Seller by Buyer within five (5) Business Days after demand therefor) in accordance with the Law or Government Authority levying such Transfer Taxes.  The parties shall reasonably cooperate in taking any steps that would minimize or eliminate any Transfer Taxes.  Prior to the Closing Date, Buyer shall provide Seller a resale certificate for all Inventories.  Buyer and Seller agree that no state or local sales or use tax will be collected by Seller with respect to the purchase and sale of the Transferred Properties.

10.2     Wage Reporting.  Buyer and Seller agree to utilize the standard procedure set forth in Revenue Procedure 2004-53 with respect to wage reporting.

10.3     Property and Excise Taxes.

(a)        All property or ad valorem Taxes, including but not limited to Taxes applicable to the real estate, fixtures, personal property and inventory (but not including Taxes described in Section 10.3(b)) for any taxable period that includes the Closing Date shall be allocated between Buyer and Seller as of the Closing Date.  The portion of such Tax allocated to Seller shall be computed by multiplying each such Tax by a fraction, the numerator of which shall be the number of days in the taxable period prior to and including the Closing Date and the numerator of which shall be the number of days in the taxable period.  Buyer shall be allocated the amount of any such Tax, less the amount allocated to Seller pursuant to the previous sentence.  If such Taxes are based on an estimate of the current period taxes, there shall be a final settlement between Buyer and Seller based on the actual Taxes due for the year when the actual amount of such Tax is determinable.

(b)        All property or ad valorem Taxes that are based on production, severance or revenue received from the Transferred Properties and which are subject to Tax in a period following the Closing Date shall be allocated based on actual production or severance during the ownership of the Transferred Properties by Buyer or Seller, or revenue received by Buyer or Seller, as applicable, regardless of the period in which the Taxes are due or paid. Buyer and Seller agree and acknowledge that Wyoming ad valorem Taxes accrued in 2011 will not be invoiced by Wyoming until 2012, and each Party shall remain responsible for the ad valorem Taxes allocated pursuant to this Section 10.3(b) during its respective ownership time regardless of when such Taxes are due and payable.

(c)        All mineral production and severance Taxes applicable to production or severance from the Transferred Properties shall be allocated between Buyer and Seller as of the Closing Date. Seller is responsible for and shall pay such Taxes for production prior to and including the Closing Date, which amount shall be paid by Seller to Buyer within ten (10) days of Buyer’s invoice to Seller regarding such amount.  Buyer is responsible for and shall pay such Taxes for all production after the Closing Date.

(d)        Buyer shall indemnify, defend and hold harmless Seller against any Transfer Taxes imposed on the conveyance of the Transferred Properties in the transactions contemplated by this Agreement, including the amounts of any penalties, interest and attorney’s fees.

(e)        Any penalties, additions to tax, or interest with respect to a Tax allocated pursuant to this Section 10.3 shall be allocated to the party to whom the underlying Tax is allocated, regardless of when such penalties, additions to tax, or interest is assessed.

(f)         In the event that the transferor or transferee of any of the Transferred Properties receives a notice of liability for additional Taxes or charges (the party receiving such notice of liability will hereafter be referred to as the liable party) which are assessed upon or levied against any of the Transferred Properties after the Closing Date with respect to any period for which the liable party is not responsible for payment under the above terms then the other party (being the transferee or transferor, respectively) (hereafter referred to as the responsible party) after receiving such notice of liability shall either:

(i)           Pay the Tax directly, including payment under protest to preserve the right to contest the liability, or

(ii)           Challenge the liability asserted in such notice, in which case the responsible party shall take all action necessary and shall have the sole right to control any audits, disputes, administrative, judicial, or other proceedings and incidents to such challenge.  If the responsible party elects to challenge the validity of such bill or any portion thereof, the liable party shall extend reasonable cooperation to the responsible party in such efforts at no expense to the responsible party; provided, however, that the responsible party may not elect to challenge the liability in the manner described in this subparagraph 10.3(f)(ii) unless doing so will not cause any adverse effect upon the liable party.

Notwithstanding the foregoing, the liable party may elect to pay such notice of liability; however, the responsible party will not have to reimburse such payment unless the responsible party has consented to that payment and reimbursement and the responsible party’s right to contest such liability is preserved.

10.4     Tax-Deferred Exchange Option.  Seller shall have the right to elect to effect a tax-deferred exchange under Code Section 1031 (a “Tax-Deferred Exchange”) for one or more of the Transferred Properties at any time prior to the Closing Date, provided such election does not and will not delay the Closing.  If Seller elects to effect a Tax-Deferred Exchange, Buyer agrees to execute additional escrow instructions, documents, agreements, or instruments to effect the exchange, provided that Buyer shall incur no additional costs, expenses, fees or liabilities as a result of or connected with the exchange.  Seller may assign any of their rights and delegate performance of any of their duties under this Agreement in whole or in part to a third party in order to effect such an exchange; provided that Seller shall remain responsible to Buyer for the full and prompt performance of its respective delegated duties.  Seller shall indemnify, defend and hold harmless Buyer and its Affiliates against any Losses resulting from any exchange undertaken pursuant to this Section 10.4.

10.5     Refunds.  Other than taxes allocated pursuant to Section 10.3, Seller shall be entitled to any refund of taxes (associated with operations related to the assets and entities subject to this Agreement) paid by Seller to any Government Authority.  Other than taxes allocated pursuant to Section 10.3, Buyer shall be entitled to any refund of taxes (associated with operations related to the assets and entities subject to this agreement) paid by Buyer to any Government Authority.  The Party receiving a refund shall make a good faith effort to ascertain the source of the refund and to resolve by mutual consent the ownership of any refunds related to the subject properties.

10.6     Compliance and Contests.  Subject to the reimbursement of reasonable out-of-pocket expenses, the Parties will provide each other such records and assistance as may be reasonably requested by any of them in connection with the preparation of any tax return, and audit or other examination by any taxing authority, and any judicial and administrative proceedings related to the liability for taxes (including without limitation, any additions to or refund of taxes) involving the Transferred Properties.

ARTICLE 11

EMPLOYEES AND BENEFITS

11.1     Offers of Employment.

(a)        Seller’s employees that are listed on Schedule 9 are the “Prospective Employees.”  Buyer shall offer employment with it to all of the Prospective Employees who are represented by the union pursuant to the Labor Agreement (individually, a “Represented Employee,” and, collectively, the “Represented Employees”).  Buyer shall offer employment with it to all of the Prospective Employees who are non-Represented Employees ((individually, a “Non-Represented Employee,” and, collectively, the “Non-Represented Employees”).  However, Buyer is not required to offer employment to any Non-Represented Employee who does not pass the drug test and background check (if any) that Buyer would generally require when hiring an employee for the position held by the Non-Represented Employee or to any Prospective Employee who is not able to prove his or her identity and authorization to work in the United States in compliance with United States Citizenship and Immigration Services employment verification requirements.  For purposes of this Article 11, references to “Seller” shall include Seller’s Affiliate where a Prospective Employee is employed by such Affiliate.

(b)        Buyer’s employment offers to Prospective Employees shall be made in writing during a “hiring period” beginning on the Execution Date and ending two (2) weeks prior to the Closing Date.  Each employment offer for Non-Represented Employees shall be for a position with Buyer at a salary or wage that is no less than the base salary or the base wage rate plus any shift, incentive or piece-rate differentials applicable with respect to such Prospective Employee on the Closing Date (“Equivalent Wage”).  Equivalent Wage shall not include the value of any incentive, bonus or other similar cash arrangement, including without limitation, the Chevron Incentive Plan (or such comparable plans or programs, as may be amended or replaced from time to time), in effect as of the Closing Date.  Each employment offer for Represented Prospective Employees shall be in accordance with the provisions of the Labor Agreement.  For a period of at least twelve (12) months following the Closing Date, Buyer shall provide employee benefit plans, programs and arrangements for Non-Represented Affected Employees that are no less favorable in the aggregate than those provided by Seller (or its Affiliates) to the Non-Represented Employees determined as of the Closing Date (excluding for this purpose, the economic benefit of any Post-Retirement Health Coverage for Non-Represented Employees) and, furthermore, Buyer (or its Affiliate) shall comply with such additional requirements as set forth in this Article 11.

(c)        Such employment offers shall provide that the employment with Buyer shall commence on the day after the Closing Date (“Hire Date”) and shall be conditioned upon Closing.  Any Prospective Employee selected by Buyer who has accepted his or her employment offer, but is on vacation, scheduled time off, or on other Seller-approved absence on the Hire Date, shall become the Buyer’s employee, as applicable, on the Hire Date.

(d)        Seller shall terminate the employment of all Prospective Employees who accept Buyer’s employment offers on the Closing Date.  Coincident with such termination of employment, Seller shall be responsible to pay all such Prospective Employees all accrued but unpaid compensation.  Seller shall be responsible to pay any applicable incentive payment due and owing under the Chevron Incentive Plan in accordance with the terms of such plan.  Prospective Employees who become Buyer’s employees as of the Hire Date are the “Affected Employees.”  Each Affected Employee who is a Non-Represented Employee shall be referred to as a “Non-Represented Affected Employee” and each Affected Employee who is a Represented Employee shall be referred to as a “Represented Affected Employee.”  Prospective Employees who do not become Affected Employees are “Remaining Employees.”

(e)        Nothing in this Agreement shall affect Buyer’s right to terminate the employment of any Non-Represented Affected Employee on or after his or her Hire Date; provided, however, that Buyer shall comply for at least twelve (12) months with the terms of the severance program required by Section 11.4 below if such termination occurs within twelve (12) months following the Closing Date.

(f)         Buyer shall be responsible for the process by which Buyer offers employment (or chooses not to offer employment) to Non-Represented Prospective Employees, except as required otherwise by this Agreement, including Section 11.1(a) above and applicable Law.  Buyer may interview any Non-Represented Prospective Employee during normal working hours (including interviews on site) consistent with the operating requirements of Seller, applicable Law and, with the written permission of that Non-Represented Prospective Employee (a copy of which written permission shall be furnished to Buyer).  Buyer may review and retain copies of the training, attendance and safety records (if any) of each Non-Represented Prospective Employee and each Represented Prospective Employee maintained by Seller; provided, however, that Seller shall provide copies of all personnel records of Non-Represented Prospective Employees and Represented Prospective Employees at the request of Buyer subject to Section 3.2(d)(iii).

(g)        Absent “Cause,” Buyer shall not reduce a Non-Represented Affected Employee’s Equivalent Wage below that Non-Represented Affected Employee’s Equivalent Wage for at least the twelve (12) month period following the Closing Date.  For the purposes of this Section 11.1(g) and Section 11.4(b)(i), “Cause” shall be defined as:  (i) dishonesty, breach of loyalty or breach of fiduciary duty, (ii) theft, embezzlement, fraud or falsification of any document or record, (iii) unauthorized use or abuse of alcohol or drugs on the job or a violation of Buyer’s generally applicable drug/alcohol policy, (iv) unexplained or excessive absences from work pursuant to Buyer’s policies, (v) employment related misconduct such as sexual harassment, threats of harm or physical violence or unlawful discrimination, (vi) conviction ob8f, or in a plea of nolo contendere to, a crime involving moral turpitude, or (vii) material and repeated failure to perform assigned duties or to perform such duties in a competent or professional manner.

(h)        Notwithstanding anything in this Section 11.1 to the contrary, in no event shall Buyer be required to offer employment to any Prospective Employee who is not an active Prospective Employee on the Closing Date, except as may be required by the Labor Agreement.  Any such Prospective Employee who is not an active Prospective Employee on the Closing Date shall be offered employment with Buyer or its Affiliates under the terms and conditions of this

Article 11 at such time as the Prospective Employee is able to return to work.  The date that any such Prospective Employee accepts his or her offer of employment and reports to work for Buyer or its Affiliates shall be such Prospective Employee’s Hire Date and such Prospective Employee shall thereafter be an Affected Employee for purposes of this Agreement.

11.2     Defined Benefit Pension Plans.

(a)        Seller’s Non-Represented Defined Benefit Pension Plan.

(i)           Seller shall cause the Chevron Corporation Retirement Plan and related excess benefit plan (“Seller’s Non-Represented Pension Plan”) to:

(A)           retain the liability for pension benefits accrued by each Non-Represented Affected Employee as of the date he or she terminates employment with Seller; and

(B)           provide for distributions in accordance with Seller’s Non-Represented Pension Plan’s distribution rules to any Non-Represented Affected Employee eligible for an immediate distribution as of the date he or she terminates employment with Seller.  Seller shall also cause the Seller’s Non-Represented Pension Plan to recognize the Non-Represented Affected Employee’s service with Buyer from the date such Non-Represented Affected Employee commences employment with Buyer (that is, his or her Hire Date) until the date the Non-Represented Affected Employee is no longer employed by Buyer (including any entity within Buyer’s Controlled Group).  The service described in the preceding sentence shall be recognized by the Seller’s Non-Represented Pension Plan only for purposes of vesting and determining eligibility to receive a benefit (including, without limitation, eligibility to receive subsidized early retirement benefits, Social Security supplements and ancillary benefits), but not for the purpose of accruing additional benefits (i.e., pension credit).  Such recognition of service for the above-described purposes, however, is expressly conditioned on the Non-Represented Affected Employee’s not receiving a distribution from Seller’s Non-Represented Pension Plan prior to the date he or she is no longer employed by Buyer (including any entity within Buyer’s Controlled Group).

(ii)           Upon reasonable request, for each Non-Represented Affected Employee, Buyer shall issue a letter to Seller (or Seller’s authorized representative who may be the applicable Non-Represented Affected Employee) as soon as reasonably practical that contains information detailing for each Non-Represented Affected Employee, his or her service with the Buyer’s Controlled Group and the date that he or she is no longer employed by Buyer (including any entity within Buyer’s Controlled Group).

(b)        Buyer’s Non-Represented Defined Benefit Pension Plan.  Buyer shall not offer a defined benefit pension plan to Non-Represented Affected Employees.  However, for the twelve (12)-month period following the Closing Date, Buyer shall provide to the Non-Represented Affected Employees (directly or through a contribution to a qualified defined contribution plan sponsored or maintained by Buyer or its Affiliates) cash or employer securities of Seller Parent with a monetary cash value (as reasonably determined by Buyer) approximately equal to the monetary cash value of one (1) additional year of benefit accrual under Seller’s Non-Represented Pension Plan.  In order to be eligible for such payment or contribution, the Non-Represented Affected Employee must remain an employee of Buyer continuously from the Hire Date through the one (1) year anniversary of the Closing.  The payment or plan contribution shall be made as soon as administratively practicable following such anniversary date.

(c)        Seller’s Represented Defined Benefit Pension Plan.

(i)           Seller maintains The Kemmerer Coal Company Elkol-Sorenson Mine Pension Plan (the “Seller’s Represented Pension Plan”) which covers Seller’s current and former employees who are or were represented by the union pursuant to the Labor Agreement (“Represented Current and Former Employees”).

(ii)           Seller shall transfer to Buyer (or its designated Affiliate) Seller’s sponsorship of Seller’s Represented Pension Plan which shall include all assets and liabilities thereof, including Losses as soon as administratively possible following Closing, at which time Seller shall also transfer to Buyer copies of all paper and electronic records, data, reports and documents in its possession or under its control that relate to the maintenance of the Seller’s Represented Pension Plan.

(iii)           Seller shall be responsible for timely compliance with all Laws applicable to such transfer of, and assumption by, Buyer (or its designated Affiliate) of Seller’s Represented Pension Plan, including, without limitation, the preparation and distribution of all required participant communications and notices, and the filing of all required notices with any Government Authority.

(d)        Buyer’s Represented Defined Benefit Pension Plan.

(i)           Effective as soon as administratively possible post-Closing, Buyer shall become the sponsor of, and assume, The Kemmerer Coal Company Elkol-Sorenson Mine Pension Plan (which shall thereafter be “Buyer’s Represented Pension Plan”), which shall include all of the assets and liabilities thereof, including Losses.

(ii)           Buyer shall sponsor and maintain the Buyer’s Represented Pension Plan, as required under the Labor Agreement.

(iii)           Buyer shall be responsible for timely compliance with all Laws applicable to such transfer of, and assumption by, Buyer (or its designated Affiliate) of Buyer’s Represented Pension Plan, including, without limitation, the preparation and distribution of all required participant communications and notices, and the filing of all required notices with any Government Authority.

11.3     Qualified Defined Contribution Plans.

(a)        Seller’s Defined Contribution Plan.  Seller shall cause the Chevron Employee Savings Investment Plan (“Seller’s Non-Represented Defined Contribution Plan”) to fully vest each Non-Represented Affected Employee as of the date his or her employment with Seller terminates, and to provide for the distribution of such Non-Represented Affected Employee’s vested benefits in accordance with such plan’s distribution provisions.

(b)        Buyer’s Non-Represented Defined Contribution Plan.

(i)           Buyer shall offer, by either establishing or through an existing arrangement, a defined contribution plan that is tax-qualified (with an accompanying tax-exempt trust) under Sections 401(a) and 501(a) of the Code, respectively as soon as reasonably practicable following the Closing Date for the Non-Represented Affected Employees (individually or collectively, “Buyer’s Non-Represented Defined Contribution Plan”).

(ii)           Buyer shall cause the Buyer’s Non-Represented Defined Contribution Plan to accept the direct rollover of each Non-Represented Affected Employee’s account balance distributed from Seller’s Non-Represented Defined Contribution Plan in cash or check at such time after the Closing as mutually agreed to by Buyer and Seller; provided, however, that Seller has provided Buyer with the most recently-issued Internal Revenue Service determination letter, together with a representation from Seller that from the date of such determination letter through the date of such representation, nothing has occurred that could reasonably be expected to jeopardize the validity of such letter.

(iii)           Buyer’s Non-Represented Defined Contribution Plan shall not be terminated for at least twelve (12) months following the Closing Date with respect to the Non-Represented Affected Employees.  Buyer shall cause the Buyer’s Non-Represented Defined Contribution Plan to recognize for purposes of participation eligibility, vesting and benefit eligibility purposes each Non-Represented Affected Employee’s service for such purposes under Seller’s Non-Represented Defined Contribution Plan as of the date his or her employment with Seller terminates.

(c)        Seller’s Represented Defined Contribution Plan.

(i)           Seller sponsors the CMI Western Wage Agreements 401(k) Plan (“Seller’s Represented Defined Contribution Plan”) in which eligible Represented Affected Employee contribute salary deferral contributions only.

(ii)           Seller shall continue to sponsor the Seller’s Represented Defined Contribution Plan post-Closing.

(iii)           Seller shall provide for the distribution of each such Represented Affected Employee’s account balance in accordance with such plan’s distribution provisions.

(d)        Buyer’s Represented Defined Contribution Plan.  Buyer shall be responsible for establishing, sponsoring and/or maintaining Buyer’s Defined Contribution Plan, as required under the Labor Agreement.

11.4     Severance Programs.

(a)        Seller’s Severance Program.  Seller shall, by either establishing or through an existing arrangement, cause the execution of a severance pay plan(s) for the benefit of Non-Represented Employees who are Remaining Employees (“Seller’s Severance Program”).  Seller’s Severance Program shall provide for severance pay in accordance with the formula set forth in Section 11.4(b) below to all such Remaining Employees who are terminated by Seller without “Cause” (as defined above) within twelve (12) months of the Closing Date, irrespective of whether or not such Remaining Employees received an offer of employment with Buyer.  Seller’s Severance Program shall provide that no such Remaining Employee shall be eligible to receive or retain any severance pay if such severance pay would result in a duplication of benefits hereunder.  Seller’s Severance Program shall provide that benefits thereunder shall be conditioned on the Remaining Employee executing a full release of claims in favor of Seller, Buyer and their respective Affiliates.

(b)        Buyer’s Severance Program.

(i)           If within twelve (12) months following the Closing Date: (A) Buyer involuntarily terminates the employment of a Non-Represented Affected Employee (for reasons other than Cause or to commence employment with another entity within Buyer’s Controlled Group), or (B) the Non-Represented Affected Employee elects to terminate employment with Buyer (or another entity within Buyer’s Controlled Group) rather than accept a reduction in compensation below his or her Equivalent Wage (unless such reduction in compensation complies with Section 11.1(g) of this Agreement), Buyer shall provide severance pay and other benefits to such Non-Represented Affected Employee as described herein (via adoption of a new severance plan or amendment of Buyer’s existing severance pay plan or program) (“Buyer’s Severance Program”).  Buyer agrees to adopt such Buyer’s Severance Program no later than the Closing Date and not to terminate it or amend it in a manner inconsistent with this Section 11.4(b) for at least twelve (12) months following the Closing Date.

(ii)           Buyer’s Severance Program shall provide severance pay in an amount no less than two (2) weeks of such Non-Represented Affected Employee’s then-current base rate of pay, for each combined year of service with Seller and Buyer (each including any other entity within its respective Controlled Group) which such service shall include all service with all such entities and shall be referred to below as “combined service.”  Notwithstanding the foregoing, (A) service shall be prorated for completed calendar months; (B) each Non-Represented Affected Employee whose combined service is less than four (4) years shall receive service credit for a minimum of four (4) years; and (C) no more than twenty-six (26) years of combined service shall be counted.  Service with Seller for these purposes shall be Seller’s service used to calculate severance pay under Seller’s Severance Program.

(iii)           For at least the twelve (12) month-period following the Closing Date, Buyer’s Severance Program shall also provide for the continuation of employee rates and Buyer’s contribution for health coverage that are applicable to active Buyer employees throughout the severance period (which, for purposes of clarity, shall be at least the number of weeks for which each such Non-Represented Affected Employee is entitled to his or her then-current base salary, as described in Section 11.4(b)(ii) above) for purposes of payment of COBRA premiums for any such Non-Represented Affected Employee who elects COBRA coverage.

(iv)           As soon as reasonably practicable post-Closing, Seller shall provide Buyer with written notice of each such Non-Represented Affected Employee’s service (as defined in Seller’s Severance Program).

(v)           Notwithstanding the foregoing, if Buyer conditions eligibility for any benefit under Buyer’s Severance Program on the execution of a release or waiver of any liability, then such release shall include on an equivalent basis any and all claims against both Seller and Buyer.

11.5     Vacation and Personal Sick Leave Pay.

(a)           Seller’s Vacation Policy.  Seller shall be responsible for paying out all accrued vacation and personal sick leave upon termination of any Non-Represented Prospective Employee.

(b)           Buyer’s Vacation Policy.  Buyer shall offer, by either establishing or through an existing arrangement, a vacation pay plan or policy no later than the Closing Date (“Buyer’s Vacation Policy”).  Buyer’s Vacation Policy shall:

(i)   be applicable to each Non-Represented Affected Employee upon the commencement of his or her employment with Buyer, as applicable;

(ii)           recognize the service for each Non-Represented Affected Employee that Seller used for purposes of vacation pay accrual as of the date that each such Non-Represented Employee’s employment with Seller terminated; and

(iii)           provide a minimum annual vacation pay accrual for work performed for Buyer by each Non-Represented Affected Employee in accordance with Buyer’s vacation pay programs applicable to its non-represented employees.

11.6     Health Plans.

(a)        In General.  Buyer shall offer, by either establishing or through an existing arrangement, or make provision for, medical, mental health, substance abuse, vision and dental plans (“Buyer’s Health Plans”) as of the first day of the month next following the Closing Date.  Buyer’s Health Plans shall provide that each Non-Represented Affected Employee (and his or her eligible dependents) shall be eligible to enroll in such plans with coverage commencing immediately upon commencement of his or her employment with Buyer (that is, his or her Hire Date).  If such Non-Represented Affected Employee was enrolled in Seller’s corresponding plan upon his or her prior termination of Seller’s employment, Buyer shall cause Buyer’s Health Plans to:  (i) waive any pre-existing condition limitations, including without limitation, where required to comply with the provisions of the Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”); and (ii) recognize each such Non-Represented Affected Employee’s expenditures (including those of his or her covered dependents) under Seller’s corresponding plan for the calendar year in which such Non-Represented Prospective Employee becomes Buyer’s Non-Represented Affected Employee, as applicable, toward any applicable deductible and annual out-of-pocket limit in Buyer’s Health Plans for such calendar year.  Seller’s benefit plans that provide medical, mental health, substance abuse, vision and dental coverage (“Seller’s Health Plans”) shall be liable for any expenses of each Non-Represented Affected Employee who was previously a Non-Represented Prospective Employee and his or her eligible dependent to the extent that such individual has coverage under such plans and such expenses are covered under the terms of such plans (“Covered Expenses”), but only Covered Expenses incurred through the last day in which such Non-Represented Affected Employee is covered under Seller’s Health Plan.

(b)        Special Rules for Flexible Spending Account.  Seller will transfer the health flexible spending account balances and the dependent care flexible spending account balances of Non-Represented Affected Employees under its flexible spending program to the health flexible spending plan and dependent care flexible spending plan maintained by Buyer as soon as reasonably practicable following the Closing Date.  The health flexible spending plan and dependent care flexible spending plan maintained by Buyer (or its Affiliates) shall provide for the health reimbursement and dependent care reimbursement benefits for the Non-Represented Affected Employees under those plans, respectively, for the remainder of the current plan years of those plans; provided, however, that each such Non-Represented Affected Employee receives the appropriate credit (or debit) for his or her transferred recordkeeping balances under Buyer’s applicable flexible spending plan for such year.  Seller shall not be responsible for the provision of the health reimbursement and dependent care reimbursement benefits to the Non-Represented Affected Employees following the transfer of the health flexible spending account balances and dependent care flexible spending account balances of the Non-Represented Affected Employees to the Buyer’s plans.

(c)        Continuation Coverage.  Seller will offer continuation coverage in accordance with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (within the meaning of Code Section 4980B and the Treasury Regulations thereunder) (“COBRA”) to all applicable Prospective Employees, that is, M & A qualified beneficiaries (within the meaning assigned to such term under Q&A-4 of Treasury Regulation Section 54.4980B-9) with respect to the qualifying event resulting from the sale of the Transferred Properties to Buyer as set forth in this Agreement (individually, a “M&A Qualified Beneficiary” and, collectively, “M&A Qualified Beneficiaries”) for the duration of the period that each such M&A Qualified Beneficiary is entitled to such coverage pursuant to COBRA.  Seller will take any and all necessary actions to ensure that neither the Buyer, nor any of Buyer Affiliates are required to provide COBRA to any M&A Qualified Beneficiary as it pertains to this qualifying event.

11.7     Post-Retirement Welfare Benefits.

(a)        Seller’s Post-Retirement Health Coverage for Current Retirees and Other Former Represented Employees.  Seller shall provide Post-Retirement Health Coverage to all current retirees and other former employees who are eligible for such coverage as of the Closing Date under the Labor Agreement or under any previous labor agreement.  Notwithstanding Section 11.10, in no event shall Buyer’s assumption of the Labor Agreement be deemed to be an assumption of Seller’s obligation to provide the Post-Retirement Health Coverage pursuant to this subsection 11.7(a).

(b)        Buyer’s Post-Retirement Health Coverage for Certain Represented Employees.  Buyer shall provide Post-Retirement Health Coverage to all current and prospective employees who are or will become represented by the union pursuant to the Labor Agreement (“Represented Current and Prospective Employees”) and who remain or become eligible for such coverage under the Labor Agreement.

(c)        Buyer’s Post-Retirement Health Coverage for Non-Represented Affected Employees.  Non-Represented Affected Employees shall not be eligible for Post-Retirement Health Coverage with Buyer or its Affiliates.

11.8     WARN Act Indemnification.  Buyer shall indemnify and hold harmless Seller from any and all liabilities arising out of, relating to, or resulting from the notification or other requirements of the Worker Adjustment and Retraining Notification Act of 1988, as amended or any similar state law (collectively, “WARN Act”), with respect to the Prospective Employees in connection with actions taken by Buyer on or after the Closing Date.  Seller shall indemnify and hold harmless Buyer against any and all liabilities under the WARN Act with respect to all other employees of Seller.

11.9     Buyer’s Other Employee Benefits.  Buyer agrees that as of the date a Non-Represented Affected Employee becomes Buyer’s employee, he or she shall be eligible to participate in Buyer’s employee benefit plans, programs and arrangements that are not specifically described in this Article 11 which are generally applicable to Buyer’s non-represented employees who are not Affected Employees (or, at the time he or she may retire, will be eligible to participate in the retiree employee benefit plans and programs for which he or she qualifies based upon his or her age and service and which are generally applicable to non-represented retirees of Buyer), and that each Non-Represented Affected Employee shall be given credit for the corresponding service recognized by Seller prior to the date he or she terminates employment with Seller for all applicable purposes (including participation eligibility, vesting, benefit eligibility and benefit accrual for vacation pay only) under Buyer’s employee benefit plans, programs and arrangements, whether in effect on the Hire Date or subsequently established by Buyer.

11.10   Labor Agreement.

(a)        As of the Closing Date, Buyer shall assume and be bound by all of Seller’s obligations under the Western Coal Wage Agreement of 2006 Between The Pittsburg & Midway Coal Mining Co. and The International Union, United Mine Workers of America (the “Labor

Agreement”), and Buyer hereby affirms that it shall be deemed the successor to Seller under the Labor Agreement as required under Article I, Paragraph (2) of the Labor Agreement.

(b)        Buyer shall assume liability for and shall make all payments to or for the benefit of Represented Affected Employees required under the Labor Agreement that are payable after the Closing Date and are attributable to time worked for Buyer after the Closing Date, including, but not limited to, all payments to any health or welfare plan, program, arrangement or fund.  Buyer shall recognize and assume all regular vacation pay and Entitlement Days accrued as of and after the Closing Date by each Represented Affected Employee under the Labor Agreement.  For purposes of this Section, “Entitlement Days” means personal and sick leave days and graduated vacation days.

11.11   General Employee Provisions.

(a)        Seller and Buyer shall give any notices required by law and take whatever other actions with respect to the plans, programs, arrangements, and policies described in this Article 11 as may be reasonably necessary or appropriate to carry out the arrangements described in this Article 11.

(b)        Seller and Buyer shall provide each other with such plan documents and descriptions, employee data or other information as may be reasonably required to carry out the intent of the arrangements described in this Article 11.

(c)           If any of the arrangements described in this Article 11 are determined by the Internal Revenue Service or other applicable Government Authority, or by a court of competent jurisdiction, to be prohibited by law, Seller and Buyer shall modify such arrangements to (as closely as possible) retain the intent and economic benefits and burdens of the parties as reflected herein in a manner which is not prohibited by law.

(d)           In the event that Buyer hires any Remaining Employee within six (6) months after he or she terminates Seller’s employment, Buyer will notify Seller of such event and shall reimburse Seller for any severance pay paid by Seller to such Remaining Employee within three (3) Business Days after the date they are employed by Buyer.

(e)           Notwithstanding any provision in this Article 11, nothing herein is intended to confer on any Affected Employee a duplication of coverage or benefits or a duplication of service credit.

(f)           Notwithstanding any provision in this Agreement or the Transition Services Agreement, nothing herein is intended to or shall be construed to amend, modify or terminate any benefit plan, program or arrangement or to affect Buyer’s or Seller’s (or their ERISA Affiliate’s) ability to amend, modify or terminate any benefit plan, program or arrangement.

(g)           Buyer and Seller acknowledge and agree that (i) Seller will be responsible for performing all Tax withholding, payment and reporting duties with respect to any wages and other compensation, including incentive plan payments, paid by Seller to any Prospective Employee in connection with the operation or conduct of the Transferred Properties prior to, on or after the Closing Date, and (ii) Buyer will be responsible for performing all Tax withholding, payment and reporting duties with respect to any wages and other compensation paid by Buyer to any Affected Employee after the Closing Date.

ARTICLE 12

GENERAL TERMS

12.1     Costs and Expenses.  Buyer shall pay the cost of any title insurance acquired on any of the Transferred Properties.  Buyer shall pay all HSR Act and other filing fees, costs of assignments of Applicable Contracts and Applicable Permits and costs of recording required in connection with the Closing.  Each Party shall pay its own attorneys’ fees and other expenses related to the preparation and execution of this Agreement.

12.2     Bulk Transfer Law.  Buyer waives compliance with the provisions of any applicable bulk sales or bulk transfer Law.  Seller shall indemnify and hold Buyer harmless from any claims, loss or liability incurred by Buyer as a result of the failure to so comply; provided, however, such indemnity shall not apply to obligations and liabilities assumed by Buyer.

12.3     Further Assurances.  Seller and Buyer will cause to be executed and delivered from time to time at the request of the other Party all such further instruments of conveyance, assignments and further assurances as reasonably may be required to transfer and assign the Seller’s interest in the Transferred Properties or otherwise to implement the provisions and intent of this Agreement.  If additional Owned Real Property, Applicable Contracts or Fixed or Movable Assets of Seller or its Affiliates are discovered after the Closing that should have been transferred at the Closing so that Seller’s representation and warranty in Section 7.1(r) would be accurate, (i) the discovering Party shall promptly notify the other Party, and (ii) Seller shall convey such assets to Buyer at a later date promptly following such notice, on the same terms and subject to the same conditions that would have applied had such transfer occurred on the Closing Date.

12.4     Notices.  All notices and other communications required or permitted to be given or delivered hereunder shall be in writing and shall be delivered personally, transmitted by facsimile with answerback confirmed or sent by recognized overnight courier service or United States mail, postage prepaid and return receipt requested, directed to the Party intended at the address set forth below, or at such other address as may be designated by such Party by notice given to the other Party in the manner aforesaid, and shall be effective upon receipt:

If to Seller:
Chevron Mining Inc.
Attn: Vice President of Business Advancement
116 Inverness Drive East, Suite 200
Englewood, Colorado 80112
Facsimile:  (303) 930-4189

With a mandatory copy to:
Chevron Mining Inc.
Attn:  Vice President & General Counsel
116 Inverness Drive East, Suite 200
Englewood, Colorado 80112
Facsimile:  (303) 930-4189

And with a mandatory copy to:
Chevron Corporation
Law Department
Attn:  Courtney M. Lynch, Esq.
6001 Bollinger Canyon Road, T3124
San Ramon, California 94583
Facsimile:  (925) 807-0324

If to Buyer:
Westmoreland Kemmerer, Inc.
c/o Westmoreland Coal Company
Attn:  Executive Vice President
9540 South Maroon Circle, Suite 200
Englewood, Colorado  80112
Facsimile:  (720) 354-4476

With a mandatory copy to:
Westmoreland Kemmerer, Inc.
c/o Westmoreland Coal Company
Attn:  General Counsel and Secretary
9540 South Maroon Circle, Suite 200
Englewood, Colorado  80112
Facsimile:  (720) 354-4476

12.5    Assignment.  Neither Party may assign any right granted it under this Agreement or delegate performance of any duty to be performed by it hereunder without the express written consent of the other Party, which consent shall not be unreasonably withheld.  Subject to the foregoing, all rights and duties of each Party hereunder shall inure to the benefit of and be binding upon its successors and permitted assigns.

12.6     Governing Law and Dispute Resolution.  The interpretation and enforcement of this Agreement, and any arbitration and arbitral decision pursuant to this Section 12.6, shall be governed by the substantive law of the State of New York, without the application of its conflict of law rules; provided, however, questions concerning arbitrability under the dispute resolution provision hereof shall be governed exclusively by the United States Federal Arbitration Act.

(a)           The Parties desire to avoid all forms of traditional litigation and therefore agree, except as otherwise specifically set forth in this Agreement, that all disputes, controversies or claims arising out of or relating to this Agreement, the relationship of the Parties, or the subject facilities (in whole or in part), and whether purporting to sound in contract or tort, at law or in equity or otherwise (collectively “Disputes”) shall be resolved in accordance with the following procedures:

(i)           The Parties shall use commercially reasonable efforts to resolve Disputes through direct discussions.  The management of each Party commits itself to respond promptly to any communications concerning Disputes.

(ii)           Within fifteen (15) days of written notice that there is a Dispute, representatives of the Parties with authority to settle the matter shall meet at a mutually acceptable time and place in Denver, Colorado, or such other location as may be agreed, and as often thereafter as they deem reasonably necessary in an effort to reach an amicable resolution.  If a negotiator intends to be accompanied at a meeting by an attorney, the other negotiator shall be given at least three (3) Business Days’ notice of such intention and may also be accompanied by an attorney.

(iii)           If no amicable resolution or settlement is reached within sixty (60) days as a result of the procedures in Sections 12.6(a)(i) or (ii) herein, the Dispute shall be finally resolved through binding arbitration which shall be conducted expeditiously.  The Parties and arbitration panel shall endeavor to complete the arbitration process within one hundred twenty (120) days of the first status conference before the arbitrator(s).  Unless otherwise agreed to by the Parties, such arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “Rules”).

(A)           For disputes involving an amount in controversy of less than Five Million Dollars ($5,000,000), the arbitration shall be conducted by a single arbitrator, who shall be appointed in accordance with the Rules.  For disputes involving a greater amount in controversy, the arbitration shall be conducted by a panel of three (3) arbitrators.  Each side shall be permitted to nominate one arbitrator and the two Party-nominated arbitrators shall confer and attempt to agree on a suitable third arbitrator who will serve as chair for the arbitration panel within five (5) Business Days or such other time as the Parties may agree.  If the two Party-nominated arbitrators are unable to agree on a third arbitrator, or if any Party fails to nominate an arbitrator as herein provided, the arbitrators shall be appointed in accordance with the Rules.  In any event, all arbitrators appointed hereunder shall have expertise relevant to the matter under dispute.

(B)           Unless the Parties agree otherwise, the place of arbitration shall be Denver, Colorado.  The arbitrators shall not be empowered to award any form of exemplary or punitive damages.  As part of any arbitral award pursuant to this paragraph, the arbitrators shall render a reasoned award.  The Parties consent to judgment on such award being entered in any court having jurisdiction.

(b)        The dispute resolution proceedings contemplated by this provision shall be as confidential and private as permitted by Law or the rules of any applicable securities exchange.  To that end, the Parties shall not disclose the existence, content or results of any proceedings conducted in accordance with this provision, and materials prepared or submitted in connection with such proceedings shall not be admissible in any other proceeding, provided, however, that this confidentiality provision shall not prevent a petition to vacate or enforce an arbitral award, and shall not bar disclosures required by Law or the rules of any applicable securities exchange.  The Parties agree that any decision or award resulting from proceedings in accordance with this dispute resolution provision shall have no preclusive effect in any other matter involving third parties.

(c)        Should either Party institute any arbitration (or court proceeding, to the extent permitted) under this Section 12.6 to enforce any provision hereof or for damages by reason of the breach, default or liability of the other Party arising out of any provision of this Agreement or otherwise, the prevailing Party (as determined by the arbitral panel or court) shall be entitled to recover costs of the arbitration or court proceeding and reasonable attorneys’ fees to be fixed by the arbitral panel or court.

(d)        Each Party is required to continue to perform its obligations under this Agreement pending final resolution of any Dispute.

(e)        Any judicial proceedings permitted to be brought with respect to this Agreement shall be brought in any state or federal court of competent jurisdiction in the State of Colorado, and the Parties generally and unconditionally accept the exclusive jurisdiction of such courts.  The Parties waive, to the fullest extent permitted by applicable Laws, any objection which they may now or hereafter have to the bringing of any such action or proceeding in such jurisdiction.

BINDING ARBITRATION

NOTICE:  BY INITIALING IN THE SPACE PROVIDED BELOW YOU ARE AGREEING TO HAVE ANY DISPUTE RELATING TO OR ARISING OUT OF THE MATTERS INCLUDED IN THE “GOVERNING LAW AND DISPUTE RESOLUTION” PROVISION DECIDED BY NEUTRAL ARBITRATION AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL.  BY INITIALING IN THE SPACE PROVIDED BELOW YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS THOSE RIGHTS ARE SPECIFICALLY INCLUDED IN THIS PROVISION.  IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE LAWS OF THE STATE OF NEW YORK.  YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.

WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THE “GOVERNING LAW AND DISPUTE RESOLUTION” PROVISION TO NEUTRAL ARBITRATION.

SELLER  WLS                                                                          BUYER  JSG

12.7     Entire Agreement and Modifications.

(a)           This Agreement constitutes the entire agreement between Seller and Buyer with respect to the subject matter hereof, superseding all prior statements, representations, discussions, agreements and understandings relating to such subject matter; provided, however, that the Confidentiality Agreement shall remain in effect until and unless the Closing occurs.

(b)           Except as otherwise specifically provided in this Agreement, all covenants, agreements, representations, guaranties, indemnities, and warranties shall survive the Execution Date of this Agreement, the Closing Date, and the delivery and recordation of deeds, assignments or bills of sale which convey the Transferred Properties to Buyer.  Buyer acknowledges that it is not relying on any representation (written or verbal) by Seller that is not specifically set forth in this Agreement, and that Buyer is relying solely on its own evaluation in making its decision to buy.

(c)           No modification to this Agreement shall be binding unless in writing and signed by all Parties.  The waiver or failure of any Party to enforce any provision of this Agreement shall not be construed or operate as a waiver of any further breach of such provision or of any other provision of this Agreement.

12.8     Parties in Interest.  Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the Parties and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third person to any Party to this Agreement, nor shall any provision of this Agreement give any third persons any right of subrogation or action over and against any Party to this Agreement.

12.9     Severability.  In the event any provision of this Agreement is held to be invalid by a court or arbitrator of competent jurisdiction, the invalidity of any such provision shall in no way affect any other provision contained herein; provided, however, that any such invalidity does not materially prejudice either Buyer or Seller in their respective rights and obligations contained in the valid provisions of this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the remainder of this Agreement will be interpreted so as to best accomplish the intent of the parties within the limits of applicable law.

12.10   Records and Assistance.

(a)           For a period of six (6) years after the Closing Date, Buyer will retain the Records of Seller and any records evidencing the operation and maintenance obligations or the cost reimbursement rights of Buyer hereunder (the “Retained Records”), and will make such Records available to Seller for inspection and copying upon reasonable notice at Buyer’s headquarters (or at such other location in the United States as Buyer shall designate in writing to Seller) at reasonable times and during regular office hours. In addition, Buyer will, at Seller’s cost, cooperate in providing information required by Seller to complete reports, statements, or other submissions required by Law, without regard to whether such information is contained in Retained Records.  Following the expiration of such six-year period, Buyer may destroy such Retained Records, provided Buyer provides Seller with sixty (60) calendar days’ prior written notice of Buyer’s intent to destroy any Records transferred to Buyer pursuant to this Agreement.  To the extent Buyer receives copies of the Retained Records because such Retained Records relate to both the Transferred Properties and properties excluded from the Transferred Properties, Buyer shall maintain those portions of the Retained Records which do not relate solely to the Transferred Properties strictly confidential and shall not disclose any such Retained Records to any person or agency, unless such disclosure is required by Law or has otherwise been made publicly available.

(b)           Notwithstanding the provisions of clause (a) above, Seller shall prior to or at the Closing Date designate records located at the Transferred Properties as Tax records and shall make arrangements to have such Tax records removed within sixty (60) days of the Closing Date.  Buyer may request copies, at Buyer’s expense, of any such designated Tax records either prior to the sixtieth day after the Closing Date or thereafter upon written request of Seller.  Buyer shall retain all other records located at the Transferred Properties for a period of not less than six years from the Closing Date and shall grant Seller’s employees or designees reasonable access to review and make copies of any records at Seller’s expense.

(c)           In the event of any dispute with respect to the ownership or operation of the Transferred Properties arising out of events which occurred prior to Closing, Buyer shall cooperate with Seller in the resolution of such dispute, including appearing or causing Buyer’s employees to appear in any litigation or provide written or oral testimony which may result therefrom; provided, however, that Buyer’s agreement to so cooperate shall not be deemed an acceptance by Buyer of any liability arising from such dispute, as to which the other provisions of this Agreement shall control.  Buyer shall, at no cost to Buyer, make available to Seller, upon Seller’s request at all reasonable times, any and all files and business records in Buyer’s custody or control transferred by Seller to Buyer hereunder and, except in the case of a conflict of interest between the parties, any and all individuals employed by Buyer whose testimony or knowledge in the opinion of Seller’s counsel may be necessary or useful to it respecting the issues involved in such claims or litigation or in anticipation thereof.  Buyer agrees to preserve all documents required to be preserved by any applicable Law.

(d)           While Seller is transferring books and records pertaining to the Transferred Properties to Buyer, Seller by such act in no way intends to waive its attorney-client and work product privileges as to such documents which may be contained in such books and records and in particular with respect to those files associated with outstanding claims and lawsuits which have been identified in this Agreement.  Buyer shall continue to maintain the confidential status of those files or turn them over to Seller if so requested.

(e)           Buyer shall cooperate with Seller with respect to Seller’s collection of accounts receivable relating to customers transferred to Buyer as part of the Applicable Contracts, and shall promptly forward to Seller any amounts Buyer receives relating to such accounts receivable.

12.11   Third Party Beneficiaries.  Except as specifically provided in Sections 3.1 and 3.2, no provision of this Agreement is intended to confer upon any Person other than the Parties hereto any rights or remedies hereunder.  Without limiting the foregoing, no provision of this Agreement shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof or other person representing the rights or interests of any such persons) of Seller or any of its Affiliates in respect of continued employment (or resumed employment) with either Buyer or any of its Affiliates or with respect to the compensation, benefits, or other terms and conditions of employment with Buyer or Seller or any of their Affiliates.  This Agreement is not intended to and shall not be construed to amend, modify or terminate any Employee Benefit Plan or any other employee benefit plan, program or arrangement (including, without limitation, as such term is defined under Section 3(3) of ERISA) or to affect Buyer’s or Seller’s or any of their Affiliates’ ability to amend, modify or terminate any Employee Plan or other employee benefit plan, program or arrangement.

12.12   Conflicts of Interest.

(a)           No director, employee or agent of Buyer may engage in any of the following activities without Seller’s prior written consent: (i) give to or receive from any director, employee or agent of Seller or its Affiliates in connection with this Agreement, either of the following: (A) any gift, entertainment or other benefit of significant cost or value or (B) any commission, fee or rebate; or (ii) enter into any business arrangement with any director, employee or agent of Seller or any Affiliate of Seller (other than as a representative of Seller or any Affiliate of Seller).

(b)           Buyer shall immediately notify Seller of any violation of the Section 12.12(a) or of the occurrence of any event prior to the Effective Date which, if it had occurred after the Effective Date, would constitute a violation of Section 12.12(a).  In addition to any other remedies to which Seller may be legally entitled, Buyer shall reimburse or issue a credit to Seller equal to the value of the benefit received by or given to the director, employee or agent of Seller or any Affiliate of Seller as a consequence of that violation of event.

(c)           Prior to Closing, Seller may, at its sole option, terminate this Agreement with immediate effect under Section 5.8(b) for any violation of Section 12.12(a) or Section 12.12(b).

(d)           Seller may audit relevant records of Buyer and its Affiliates for the purpose of determining whether any violation of Section 12.12(a) or Section 12.12(b) has occurred.

12.13   Data Privacy. Buyer shall comply with all reasonable requests of Seller with respect to protecting personal data of Seller’s employees, customers, and suppliers it receives in connection with this Agreement, including following Seller’s instructions in connection with processing such personal data; implementing adequate security measures to protect such personal data; not disclosing such personal data to any third party without Seller’s written permission; and complying with all applicable data privacy laws.

12.14   Counterparts.  This Agreement may be executed in two or more counterparts and by different Parties on separate counterparts, all of which shall be considered one and the same agreement, and each of which shall be deemed an original.

 [Signature page follows]

IN WITNESS WHEREOF, Seller and Buyer have caused this Agreement to be executed by their duly authorized representatives as of the Execution Date.

CHEVRON MINING INC., a Missouri corporation

By:	/s/ William L. Sharrer
Name: William L. Sharrer
Title: Vice President of Business Advancement

WESTMORELAND KEMMERER, INC.,
a Delaware corporation

By:	/s/ Jennifer Grafton
Name: Jennifer Grafton
Title: General Counsel and Secretary